UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

DHI Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

March 18, 2022

Dear Fellow Stockholder,

I am pleased to invite you to our 2022 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Wednesday, April 27, 2022, at 3:00 p.m., Mountain Time. This year’s Annual Meeting will be conducted solely online via live webcast. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting meetnow.global/MN9Y2KX at the meeting date and time described in the accompanying Proxy Statement. A password is not required to attend the Annual Meeting. There is no physical location for the annual meeting.
At the start of the COVID-19 pandemic, we decided to hold our Annual Meeting virtually. We made the decision to continue to host the Annual Meeting as a virtual event to provide for greater participation as our stockholders are not centrally located. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.
Throughout 2021 and into 2022, DHI engaged in efforts to improve and enhance our programs related to Environmental, Social, and Governance (“ESG”) factors related to our business. These issues are vital to our success commercially, as a corporate citizen and as an employer. Our activities have focused on decreasing the size of our carbon footprint, better understanding and improving our employee engagement, and enhancing transparency around operational performance and data security. It is our goal to show our stockholders, employees, and the general public our values through action. We are proud of what we have accomplished and are committed to continuing to improve our results and disclosures around ESG for the remainder of 2022 and beyond.
At the meeting, we will be electing one class of directors, considering the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, considering the approval, on an advisory basis, of the compensation of our named executive officers, and transacting such other business that may properly come before the Annual Meeting. The Board of Directors recommends a vote FOR (i) the election of our director nominees, (ii) the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and (iii) the approval, on an advisory basis, of the compensation of our named executive officers.
You may vote your shares using the Internet or the telephone by following the instructions on the enclosed proxy. Of course, you may also vote by returning the enclosed proxy card.
Thank you very much for your support of DHI Group, Inc.
Sincerely,
Art Zeile
President and Chief Executive Officer
This Proxy Statement and accompanying proxy and voting instructions are first being mailed on or about March 22, 2022.

DHI GROUP, INC. 6465 South Greenwood Plaza, Suite 400 Centennial, Colorado 80111	March 18, 2022

NOTICE OF ANNUAL MEETING
DHI Group, Inc., a Delaware corporation (the “Company”), will hold its 2022 Annual Meeting of Stockholders (the “Annual Meeting”) virtually at meetnow.global/MN9Y2KX on Thursday, April 27, 2022, at 3:00 p.m., Mountain Time, to:
1.Elect three Class III directors, for a term of three years, or until their successors are duly elected and qualified;
2.Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.Hold an advisory vote on the compensation of our named executive officers as described in the Proxy Statement; and
4.Transact any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record of DHI Group, Inc. (NYSE: DHX) as of the close of business on March 14, 2022, are entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A list of these stockholders will be available upon request at the offices of the Company in Denver, Colorado.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, you are strongly encouraged to sign and date the enclosed proxy card and return it promptly, or submit your proxy by telephone or the Internet. Any stockholder of record who is virtually present at the Annual Meeting as a registered stockholder may vote virtually, thereby revoking any previous proxy.

Brian P. Campbell
Chief Legal Officer & Corporate Secretary

Proxy Statement	i

VIRTUAL MEETING INSTRUCTIONS
Q:    How can I attend the Annual Meeting?
A:    The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.
You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting meetnow.global/MN9Y2KX. You also will be able to vote your shares online by attending the Annual Meeting by webcast if you register with the control number provided in your voting materials.
To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or in the instructions that accompanied your proxy materials. A password is not required to attend the Annual Meeting.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.
The online meeting will begin promptly at 3:00 PM, Mountain Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this Proxy Statement.
Q:    How do I register to attend the Annual Meeting virtually on the Internet?
A:    If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.
If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.
To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your DHI Group, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Mountain Time, on April 20, 2022.
You will receive a confirmation of your registration by email after your registration materials are received.
Requests for registration should be directed to us at the following:
By email:
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail:
        Computershare
        DHI Group, Inc. Legal Proxy
        P.O. Box 43001
        Providence, RI 02940-3001

Q:    Why are you holding a virtual meeting instead of a physical meeting?
A:    At the start of the COVID-19 pandemic, we made the decision to hold our Annual Meeting virtually due to concerns regarding the health and safety of our stockholders. We made the decision to continue to host the Annual Meeting as a virtual event to provide for greater participation as our stockholders are not centrally located. We believe that hosting a virtual meeting will enable greater stockholder attendance and participation from any location around the world.

Proxy Statement	ii

Q:    How will I be able to participate in the Annual Meeting?

A:    We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as stockholders would have at an in-person meeting. Our virtual Annual Meeting will be conducted on the internet via live webcast. Stockholders will be able to attend and participate online and submit questions during the Annual Meeting by visiting meetnow.global/MN9Y2KX, as further described on page ii above.

The virtual Annual Meeting format allows stockholders to communicate with the Company during the Annual Meeting so they can ask questions of our management and Board, as appropriate. If you wish to submit a question during the Annual Meeting, you may do so by logging into the virtual meeting platform at meetnow.global/MN9Y2KX, clicking the Q&A button on your screen and typing your question into the provided text field.

We reserve the right to exclude questions regarding topics that are not pertinent to Annual Meeting matters or Company business or are inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the Annual Meeting will be answered in the live Question and Answer session during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on the Investors section of our website (http://dhigroupinc.com/investors), as soon as practicable after the Annual Meeting.

Additional information regarding the ability of stockholders to ask questions during the Annual Meeting, related rules of conduct, and other materials for the Annual Meeting will be available during the meeting at meetnow.global/MN9Y2KX.

Q:    Who should I contact if I encounter technical issues accessing or participating in the Annual Meeting?

A:    The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it you may call 1-888-724-2416.

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Stockholders
to be Held on April 27, 2022
The Proxy Statement and Annual Report on Form 10-K are available at dhigroupinc.com/investors/default.aspx. The means to vote is available by Internet at www.investorvote.com/dhx or by calling 1-800-652-VOTE (8683).
Your Vote is Important
Please vote as promptly as possible
by using the Internet or telephone or
by signing, dating and returning the enclosed proxy card.
If you plan to attend the meeting, you must follow the instructions set forth in the Virtual Meeting Instructions section of this Proxy Statement.
Please note that if you hold your shares in “street name” (through a broker or other nominee), you will need to follow the instructions set forth in the Virtual Meeting Instructions section of this Proxy Statement, and may need to demonstrate proof of share ownership, such as a copy of the portion of your voting instruction form showing your name and address, a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership.
On the day of the Annual Meeting, each stockholder should follow the steps in the Virtual Meeting Instructions section of this Proxy Statement. The meeting will begin promptly at 3:00 p.m., Mountain Time. Recording devices and other electronic devices will not be permitted to be used during the Annual Meeting.

Proxy Statement	iii

Proxy Statement	iv

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To be Held on April 27, 2022

PROXY STATEMENT SUMMARY
This summary highlights information described in more detail elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are provided to help you find further information. For ease of reading, in these materials “DHI,” “we,” “us,” or the “Company” refers to DHI Group, Inc., “Board” refers to our Board of Directors, “CEO” refers to our Chief Executive Officer, and “NEOs” refers to our Named Executive Officers.
2022 Annual Meeting of Stockholders
    Date:        Thursday, April 27, 2022
    Time:        3:00 p.m., Mountain Time
    Place:        Virtually at meetnow.global/MN9Y2KX
Eligibility to Vote
You may vote if you were a stockholder of record at the close of business on March 14, 2022.
How to Cast Your Vote
If you are eligible to vote, you can vote by:
Internet:    www.investorvote.com/dhx
Telephone:    1-800-652-VOTE (8683) (within USA, US territories and Canada on a touch tone phone)
The deadline for voting via the Internet or telephone is the earlier of (i) the end of the Annual Meeting or (ii) 4:00 P.M., Mountain Time, on April 27, 2022.
Mail:    If you received written material, complete, sign and return your Annual Meeting Proxy Card so that it is received by April 26, 2022.
Virtually:    You may vote your shares at the virtual Annual Meeting. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet. To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your DHI Group, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Mountain Time, on April 20, 2022, as described under “Virtual Meeting Instructions - How do I register to attend the Annual Meeting virtually on the Internet?” on page [ii].

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), at:
Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022

Stockholders call toll-free: (888) 750-5834

Proxy Statement	1

Banks and brokers call collect: (212) 750-5833
Items for Vote (page 16)

	Board Vote Recommendation	Page Reference (for further detail)
1. Election of Directors	FOR EACH NOMINEE	20
2. Ratification of Selection of Independent Registered Public Accounting Firm	FOR	20
3. Advisory Vote with Respect to the Compensation of our Named Executive Officers	FOR	21

Board Nominees (page 11)

					Committee Membership
Name of Nominee	Age	Director Since	Positions with DHI	Independent	AC	CC	N&CG
Brian “Skip” Schipper	61	2014	Director	Yes			X
Scipio “Max” Carnecchia	59	2019	Director	Yes	X
David Windley	58	2019	Director	Yes		X
AC - Audit Committee
CC - Human Capital and Compensation Committee
N&CG - Nominating and Corporate Governance Committee

Alignment with Stockholders:
We have implemented compensation practices that we believe align the interests of our executive officers with our stockholders by tying a significant portion of their compensation to the Company’s financial performance:

Pay for Performance and Variable Compensation

•Our Human Capital and Compensation Committee (our “Compensation Committee”) engages Compensia, an independent compensation consultant with significant experience in our sector, to help assess our compensation arrangements.
•We do not provide perquisites to our NEOs beyond those provided to all employees.
•We have a policy under which tax gross-up provisions are no longer included in employment agreements with new employees or added to existing employment agreements with current employees that do not already contain a tax gross-up provision.
•We have a long-term equity incentive program that features a performance-based component that we believe improves the alignment of our executive compensation with Company performance.
•For 2021, approximately 77% of total compensation for our CEO and 65% of total compensation for our other NEOs was variable and dependent on performance.

Proxy Statement	2

We have implemented corporate governance practices that further align the interests of our executive officers with our stockholders and mitigate risk:

Corporate Governance

•Seven of our eight directors that are expected to serve on the Board following the Annual Meeting are independent. The Board meets regularly in executive session without the CEO present.
•The roles of the CEO and Chairman of the Board are separate.
•Only independent directors serve as Board committee members.
•We hold an annual “Say-on-Pay” advisory vote to solicit the views of our stockholders regarding NEO compensation.
•Under our Securities Trading Policy, our directors, officers and employees and their related parties are prohibited from purchasing Company stock on margin, entering into short sales and buying or selling puts, calls, options or other derivatives in respect of securities of the Company.
•The Company continually looks to refresh its Board. To that end, we have added four new directors with significant operating and industry experience since the beginning of 2019.
•Inclusion and diversity remain key priorities for the Company. The diverse backgrounds, skills and experiences of executive officers and Board members is important to both our values and performance. We believe that a diverse Board, management team and workforce that is reflective of our diverse customer base will position us to better understand customers’ wants and needs, which we believe drives our ability to deliver superior customer value and successfully innovate. Diverse perspectives amongst our management team and Board allows them to evaluate issues through different experiences and perspectives and help guide the Company in a thoughtful way.
•We require our directors and executive officers to hold shares of Company stock pursuant to our equity ownership guidelines.
•We have a “claw-back” policy pursuant to which the Company may, under certain circumstances as specified in the policy, seek reimbursement of annual, performance-based cash and equity compensation made to covered officers.
•Our by-laws provide that, in the case of uncontested director elections, a director must be elected by a majority of the votes cast with respect to the election of such director.
For additional information on our Executive Compensation, please see “Compensation Discussion and Analysis” starting on page 22.

Proxy Statement	3

2021 Executive Compensation — Pay-For-Performance (page 30)
Consistent with our pay-for-performance philosophy, the primary elements of compensation for our executives in 2021 included: base salary, annual performance-based cash bonus, and long-term equity incentives consisting of time-based restricted stock and performance-based restricted stock units (“PSUs”). Of these elements, base salary and benefits were fixed, with the remaining compensation elements dependent on both individual and/or Company performance.

CEO Total Compensation Mix

76%
77%
24%
23%
2020
2021
Fixed (Base Salary + Benefits)
Variable (Cash Bonus + Equity Incentive)

NEO's Total Compensation Mix (excluding CEO)

51%
49%
65%
35%
2020
2021
Fixed (Base Salary + Benefits)
Variable (Cash Bonus + Equity Incentive)

Our CEO’s mix of fixed and variable compensation for 2021 was approximately equivalent to the mix of compensation in 2020.
The increase in variable based compensation in 2021 as compared to 2020 was due to strong DHI performance driving higher bonus and commissions while stock based compensation increased because our CFO did not receive a share grant in 2020, other than 14,408 PSUs related to his employment agreement, based on his hire date in December 2019.

After review of the applicable performance metrics, our Compensation Committee determined that our NEO participants in our Senior Bonus Plan were entitled to receive 166% of their target bonus based on Revenue and Adjusted EBITDA (defined below) performance in the Senior Bonus Plan. The Company’s targets and actual results included the results of discontinued operations during the periods of ownership. The Company exceeded its revenue target by 6.6% and exceeded Adjusted EBITDA margin (defined below) targets, leading to the 166% achievement. The Compensation Committee also determined that our NEOs were entitled to receive restricted stock and PSUs. See Compensation Discussion and Analysis—Elements of Executive Compensation and Grants of Plan-Based Awards for Fiscal Year 2021.
Compensation Policies
In connection with our ongoing review of corporate governance and compensation practices and policies, and taking into consideration best practices, our desire to mitigate risk for our stockholders and feedback received from our stockholders, as described more fully below under Compensation Discussion and Analysis—Compensation and Corporate Governance Philosophy, our corporate governance practices include:

Proxy Statement	4

Equity Incentive Compensation. Our long-term equity incentives program consists of a combination of PSUs and restricted stock. Since 2018, our PSU program links targeted compensation to the achievement of Company bookings targets. We believe the combination of PSUs and restricted stock will further align the interests of our executive officers with our stockholders, as well as increase executive retention and motivation.
Equity Ownership Guidelines. To further align the interests of our executives and directors with those of our stockholders, our Board has adopted equity ownership guidelines for our executive officers and directors. These guidelines require these executive officers and directors to achieve target ownership levels under the terms of the guidelines, within the later of five years from March 3, 2015 or five years from the commencement by that person of a position set forth below:

Position	Multiple of Base Salary (as of December 31 of immediately preceding calendar year) or Retainer
Chief Executive Officer	3.0x base salary
Other Executive Officers	1.0x base salary
Members of our Board	3.0x retainer
Senior Bonus Plan. Our Senior Bonus Plan, available for NEOs and other senior executives designated by the Compensation Committee, is funded 60% according to the percentage of Revenue target achieved, and 40% according to the percentage of Adjusted EBITDA target achieved, which we believe aligns funding with our pay-for-performance philosophy. See “note regarding the use of non-GAAP financial measures” later in this document.
“Claw-back” Policy. Our Board has adopted a “claw-back” policy. Under, and subject to, our “claw-back” policy, the Company may generally seek reimbursement of annual, performance-based cash bonuses made to covered executives, including our NEOs, which were based on achieving certain financial results, if the covered officer intentionally and knowingly engaged in fraud or misconduct that caused the need for a substantial and material restatement of our financial results for the applicable period if a lower cash incentive payment would have been made to the covered officer based upon those restated financial results. More specifically, compensation subject to the “claw-back” policy is any cash incentive payments made within the three-year period preceding the accounting restatement.
INFORMATION CONCERNING SOLICITATION AND VOTING
This Proxy Statement is furnished to the stockholders of record of DHI Group, Inc., a Delaware corporation, in connection with the solicitation by the Company’s Board of Directors of proxies for the 2022 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held virtually at meetnow.global/MN9Y2KX on Thursday, April 27, 2022, at 3:00 p.m., Mountain Time, and at any adjournments or postponements thereof, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. In this Proxy Statement, we refer to DHI Group, Inc. as the “Company,” “we” or “us.”
This Proxy Statement and accompanying proxy and voting instructions are first being mailed on or about March 22, 2022 to holders of the Company’s Common Stock, par value $0.01 (the “Common Stock”), entitled to vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the total number of shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of any business at the Annual Meeting. Each owner of record of Common Stock on the record date is entitled to one vote for each share. At the close of business on March 14, 2022, the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, there were 49,424,659 shares of Common Stock issued and outstanding, including 3,132,826 shares of unvested restricted Common Stock. The shares of Common Stock are publicly traded on the New York Stock Exchange (the “NYSE”) under the symbol “DHX.”
At the Annual Meeting, director nominees up for election in Proposal 1 will each be elected by a majority of the votes cast in person or by proxy. The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (Proposal 2), and the advisory approval of executive compensation (Proposal 3) will require the affirmative vote of a majority in voting power of shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.
Broker non-votes and abstentions are included in determining whether a quorum is present. Broker non-votes and abstentions are not deemed to be “votes cast” with respect to the election of directors. Broker non-votes and abstentions will have no legal effect on Proposals 1, and an abstention, but not a broker non-vote, will have the same legal effect as a vote “AGAINST” Proposals 2 and 3.

Proxy Statement	5

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Under NYSE rules, a proposal to approve the appointment of our independent registered public accounting firm is considered a discretionary item, which means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions.
All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote.
Stockholders will have the option to submit their proxies or voting instructions electronically through the Internet, by telephone or by using a traditional proxy card. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. The deadline for voting via the Internet or by telephone is the earlier of (i) the Annual Meeting’s adjournment or (ii) 4:00 P.M., Mountain Time, on April 27, 2022. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that would be borne by the stockholder.
Any stockholder of record may revoke a proxy at any time before it is voted by filing with the Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or duly executed proxy, in either case dated later than the prior proxy relating to the same shares, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).
Any written notice of revocation or subsequent proxy should be delivered to DHI Group, Inc., 6465 Greenwood Plaza Blvd., Suite 400, Centennial, CO 80111 Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, before the taking of the vote at the Annual Meeting. Alternatively, to revoke a proxy previously submitted via the Internet or by telephone, a stockholder may simply submit a new proxy (including by means of the Internet or by telephone) at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.
We have retained Innisfree to perform proxy solicitation services for us, involving conducting a bank/broker search, distributing proxy solicitation materials to stockholders, providing information to stockholders from the materials, and soliciting proxies by mail, courier, telephone, facsimile and e-mail. In connection with its retention, Innisfree has agreed to provide consulting and analytic services upon request. We will pay a fee not to exceed $15,000 to Innisfree, plus out-of-pocket expenses for these services.
If you have any questions or require any assistance with voting your shares, please contact Innisfree at:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022

Stockholders call toll-free: (888) 750-5834
Banks and brokers call collect: (212) 750-5833

Proxy Statement	6

DIRECTORS AND CORPORATE GOVERNANCE
DHI believes that creating a culture that celebrates diversity and promotes inclusivity is critical to how it succeeds as an organization. It is a strategic objective of DHI to focus on building a culture of inclusivity. The Company’s Diversity, Equity and Inclusion program is anchored by four pillars: diversity training, inclusive hiring practices, volunteering in historically underrepresented communities and employee resource groups. Diversity programs include Allyship training and Unconscious Bias training for all employees and officers, including NEOs, which teaches team members how to better support each other, including historically underrepresented groups. Additionally, all managers participate in inclusive hiring and inclusive leadership training. Employee Resource Groups are established within the Company for employees of underrepresented populations to share experiences and have a shared space. The internal policies of the Company encourage hiring diverse candidates and ensuring that all team members are treated fairly and equally, amongst other things.
DHI’s Board of Directors is an extension of this culture and similarly strives to foster inclusivity and diversity. Our Overall Board Diversity is below, which includes the diversity characteristics of race, gender and LGBTQ+. Our directors’ diversity characteristics are described (to the extent self-identified) in their biographies below.
Board of Directors Information
The names of our Board of Directors, their positions, and biographies are set forth below. In evaluating nominees for the Board of Directors, the Nominating and Corporate Governance Committee considers the diversity of their professional and personal backgrounds and candidates who combine a broad spectrum of experience and expertise with a reputation for integrity. This assessment includes an individual’s independence, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board.

Proxy Statement	7

Scipio “Max” Carnecchia
Director Since: 2019	Industry Experience:
Class III Director	Technology/Software

Experience:	DHI Committees
Mitek Systems, Inc. (2018-present)	•Audit Committee
Chief Executive Officer & Director
Illuminate Education (2017-2018)	Other Directorships:
Chief Executive Officer	•Mitek Systems
BIOVIA (2014-2017)
Chief Executive Officer
Accelrys, Inc. (2009-2014)
Chief Executive Officer & Director

Jennifer Deason
Director Since: 2016	Industry Experience:
Class I Director	Software/Technology/Media

Experience:	DHI Committees
Belong Acquisition Corp. (2021-present)	•Audit Committee
Chairwoman & CEO
Flowcode (2019-2021)	Other Directorships:
Chief Business Officer/Chief Financial Officer	•Concentrix
Sotheby’s (2016-2018)	•Margaux
Executive Vice President, Head of Corporate	•MasterCraft Boat Holdings, Inc.
Development and Strategy
The Weather Channel (2014-2016)	Diversity Characteristics:
Chief Financial Officer	•Female
Bain Capital (2008-2014)
Executive Vice President

Jim Friedlich
Director Since: 2015	Industry Experience:
Class II Director	Media

Experience:	DHI Committees
Lenfest Institute of Journalism (2016-Present)	•Human Capital and Compensation Committee
Chief Executive Officer and Executive Director	•Nominating and Corporate Governance Committee
Empirical Media Advisors (2011-2014)	Other Directorships:
Chief Executive Officer	•Lenfest Institute for Journalism
ZelnickMedia (2001-2011)	•Auricle Corp. (WFMU)
Co-founder, General Partner (2001-2011)	•Bard Center for Civic Engagement
Wall Street Journal/Dow Jones & Co. (1985-2000)

Proxy Statement	8

Elizabeth Salomon
Director Since: 2020	Industry Experience:
Class II Director	Technology/Software

Experience:	DHI Committees
Xactly (2017-present)	•Audit Committee
Chief Financial Officer
Cherwell Software (2015-2017)	Other Directorships:
Chief Financial Officer	•Downtown Denver Partnership
Marshall & Swift/Boeckh (2013-2014)
Chief Financial Officer	Diversity Characteristics:
Ontario Systems (2009-2013)	•Female
Chief Financial Officer

Brian “Skip” Schipper
Director Since: 2014	Industry Experience:
Class III Director, Chairman of the Board	Human Capital/Software

Experience:	DHI Committees
Yext (2016-present)	•Nominating and Corporate Governance Committee
EVP & Chief People Officer
Twitter (2014-2016)	Other Directorships:
Head of Human Resources	•GuideSpark
Groupon (2011-2014)	•1stdibs.com, Inc.
Chief Human Resources Officer
Cisco Systems (2006-2011)	Diversity Characteristics:
Chief Human Resources Officer	•LGBTQ+

Kate Swann
Director Since: 2021	Industry Experience:
Class II Director	Digital Marketing/Software

Experience:	DHI Committees
Purpose (2020-present)	•Human Capital and Compensation Committee
Chief Operating Officer
Blue State Digital (2013-2020)	•Nominating and Corporate Governance Committee
Chief Operating Officer
Frog Design (2005-2013)	Other Directorships:
Chief Operating Officer	•Graham Windham
Fry (2002-2005)	•Women’s Forum of New York
Managing Director
Diversity Characteristics:
•Female

Proxy Statement	9

David Windley
Director Since: 2019	Industry Experience:
Class III Director	Human Capital/Software

Experience:	DHI Committees
IQTalent Partners (2014-present)	•Human Capital and Compensation Committee
President
Fusion-io, Inc. (2013-2014)	Other Directorships:
Executive Vice President and Chief Human	•Tennant Company
Resources Officer
Yahoo! Inc. (2006-2012)	Other Positions:
Executive Vice President and Chief Human	•Past Chair, Society of Human Resources Management
Resources Officer
Microsoft Corporation (2003-2006)	•Governance Fellow, National Association of Corporate Directors
General Manager, Human Resources
Diversity Characteristics:
•African-American

Art Zeile
Director Since: 2018	Industry Experience:
Class I Director	Technology/Software

Experience:	DHI Committees
DHI Group, Inc. (2018-present)	•Not applicable
President and Chief Executive Officer
HOSTING (2008-2016)	Other Directorships:
Co-founder and Chief Executive Officer	•National Bank Holding Corporation
QTC Management Inc. (2006-2007)	•Element Critical
Chief Executive Officer
Inflow, Inc. (1997-2005)
Co-founder and Chief Executive Officer

Board Structure
Composition of our Board of Directors
Our Nominating and Corporate Governance Committee focuses on Board refreshment. The following directors have joined our Board since the beginning of 2014:

Proxy Statement	10

Name	Title	Company	Director Since
Brian “Skip” Schipper	EVP & Chief People Officer	Yext	February 2014
Jim Friedlich	Executive Director and CEO	The Lenfest Institute for Journalism	January 2015
Jennifer Deason	Chairwoman and CEO	Belong Acquisition Corp.	July 2016
Art Zeile	President & CEO	DHI Group, Inc.	April 2018
Scipio “Max” Carnecchia	Chief Executive Officer and Board Member	Mitek Systems	February 2019
David Windley	President	IQTalent Partners	February 2019
Elizabeth Salomon	Chief Financial Officer	Xactly	December 2020
Kathleen Swann	Chief Operating Officer	Purpose	January 2021
The Board met seven times during fiscal 2021. Each director attended at least 75% of all of the meetings of the Board and committees on which he or she served. Under the Company’s Corporate Governance Guidelines, each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending annual and special meetings of the stockholders of the Company and meetings of the Board and committees of which he or she is a member. Two directors attended our 2021 Annual Meeting of Stockholders.
Our by-laws provide that our Board will consist of no less than five and no more than 20 persons. The exact number of members on our Board of Directors will be determined from time to time by resolution of a majority of our full Board.
Our Board is divided into three classes, with each class serving a three-year term and one class being elected at each year’s annual meeting of stockholders. As of the date of the Annual Meeting, (i) Messrs. Carnecchia, Windley and Schipper are currently serving as Class III directors with a term expiring at the 2022 Annual Meeting, (ii) Ms. Deason and Mr. Zeile are currently serving as Class I directors with a term expiring at the 2023 Annual Meeting, and (iii) Mses. Salomon and Swann and Mr. Friedlich are currently serving as Class II directors with a term expiring at the 2024 Annual Meeting.
Set forth below is information relating to the Company’s directors as of the date of this Proxy Statement, including the Class III Directors who are nominated for re-election at the Annual Meeting.

					Committee Membership
Name	Age	Director Since	Position	Standing for Election	AC	CC	N&CG
Art Zeile	58	2018	President and Chief Executive Officer, Director
Brian “Skip” Schipper[1]	61	2014	Director, Chairman	X			X
Jim Friedlich[2]	65	2015	Director			X	X
Jennifer Deason[3]	46	2016	Director		X
Scipio “Max” Carnecchia	59	2019	Director	X	X
David Windley	58	2019	Director	X		X
Elizabeth Salomon	58	2020	Director		X
Kathleen Swann	59	2021	Director			X	X
AC - Audit Committee
CC - Human Capital and Compensation Committee
N&CG - Nominating and Corporate Governance Committee
1.Mr. Schipper is the Chairman of the Nominating and Corporate Governance Committee
2.Mr. Friedlich is the Chairman of the Human Capital and Compensation Committee
3.Ms. Deason is the Chairperson of the Audit Committee
Nominees for Election as Class III Directors - Term Expiring in 2025
Brian “Skip” Schipper has been a director since February 2014, and Chairman of the Board since May 2019. Since May 2016, Mr. Schipper has served as the Chief People Officer for Yext, Inc., an online brand management company, From January 2014 to March 2016, Mr. Schipper led Human Resources at Twitter, an online social media company. Prior to joining Twitter, Mr. Schipper was the Chief Human Resources Officer at Groupon, a global e-commerce marketplace company, from June 2011 to January 2014, where he oversaw the HR and administrative organization globally and was integral in building the infrastructure to support its global expansion efforts. Mr. Schipper was the Chief Human Resources Officer at Cisco Systems from October 2006 to June 2011. He has held executive level human resources and administrative roles at Microsoft,

Proxy Statement	11

DoubleClick, Pepsico, Compaq and Harris Corporation. Mr. Schipper holds an MBA from Michigan State University and a B.A. from Hope College. Mr. Schipper serves on the board of directors and the compensation committee for 1stdibs.com, Inc. Mr. Schipper’s extensive industry experience and his human resources expertise is a great combination to help our Board guide our strategy.
    Scipio “Max” Carnecchia has been a director since February 2019. Mr. Carnecchia has served as the Chief Executive Officer and as a director of Mitek Systems, Inc., a digital identity verification company, since November 2018. From October 2017 until July 2018, Mr. Carnecchia served as the Chief Executive Officer and board member of Illuminate Education, Inc., the market-leading Software as a Services education platform. Prior to Illuminate, Mr. Carnecchia was the President and Chief Executive Officer of Accelrys, Inc., a chemical, materials and bioscience research company, and also served on the Accelrys Board from 2009 until its acquisition in 2014. After the acquisition, Mr. Carnecchia continued to serve as Chief Executive Officer of that business, which was renamed BIOVIA. From 2001 to 2009, Mr. Carnecchia served as President of Interwoven, Inc., a content management software company, which was acquired by Autonomy Corporation plc in January 2009. Prior to joining Interwoven, Mr. Carnecchia served as Vice President of Global Sales of Xoriant Corporation, a software product development company, from April 2000 to January 2001 and as Vice President of Sales and Services of SmartDB Corporation, a provider of data integration toolkits for systems integrators and IT organizations, from September 1996 to February 2000. Mr. Carnecchia has demonstrated significant leadership skills in his CEO roles at Accelrys, BIOVIA and Illuminate Education, Inc. and as Vice President of Xoriant and SmartDB and brings more than two decades of high technology experience to his position on the Board. During the past seven (7) years, Mr. Carnecchia has served as a member of the boards of directors of: Guidance Software, Inc.; Agilysys, Inc.; and Accelrys, Inc. Mr. Carnecchia holds a Bachelor of Engineering in Electrical Engineering from The Stevens Institute of Technology. Mr. Carnecchia’s wealth of experience in the operational, sales, and technology industries, as well as his background as an operating executive and board member of publicly held companies, provide helpful and unique expertise to the Company.
David Windley has been a director since February 2019. Since September 2014, Mr. Windley has served as President for IQTalent Partners, a professional services firm focused on talent acquisition. Prior to IQTalent Partners, Mr. Windley served as Executive Vice President, Chief Human Resources Officer, for Fusion-io, Inc., a computer hardware and software systems company, from October 2013 to August 2014. From December 2006 to September 2012, Mr. Windley served as Executive Vice President, Chief Human Resources Officer, for Yahoo! Inc., an internet-related services company. Prior to Yahoo!, Mr. Windley served as General Manager, Human Resources, for Microsoft Corporation, a technology and software company, from December 2003 to December 2006 and as Vice President Human Resources, Business Units, for Intuit Inc., a financial software company, from December 2001 to December 2003. Mr. Windley held various positions with Silicon Graphics, Inc., a high-performance computer hardware and software company, from 1991 to 2001, culminating in Vice President, Human Resources. Mr. Windley also serves as the Chairperson of the Human Capital and Compensation Committee, on the board of directors at Tennant Company, and in the past has served as a board chair for the Society of Human Resources Management (SHRM), the largest membership organization for human resources professionals. Mr. Windley holds a Master’s of Business Administration degree from San Francisco State University and a bachelor’s of science degree from San Diego State University. Mr. Windley’s extensive human resources experience in a variety of industries provide him with intimate knowledge of the Company’s business, which helps our Board guide our strategy.

Class II Directors - Term Expiring in 2024
Jim Friedlich has been a director since January 2015. Since September 2016, Mr. Friedlich has served as the Chief Executive Officer and Executive Director of The Lenfest Institute of Journalism, an institute focused on innovation in journalism. Mr. Friedlich co-founded Empirical Media Advisors, a leading media consulting firm, in 2011 and served as its Chief Executive Officer until 2014. In 2001, he co-founded the private equity firm of ZelnickMedia (now ZMC) and was a general partner there until 2011, specializing in equity-backed turnarounds and restructuring media companies. Earlier in his career, Mr. Friedlich served as VP of Business Development - Digital Publishing and Vice President of International Sales, Marketing and Business Development at Dow Jones & Company/The Wall Street Journal, a company that produces an international daily newspaper. Mr. Friedlich attended Dartmouth College, earned an MBA from the Stanford University School of Business and a B.A. from Wesleyan University. Mr. Friedlich brings insight to our Board based on his experience in the private equity field and his focus on digital media.
Elizabeth Salomon has been a Director since December 2020. Since 2017, she has served as the Chief Financial Officer at Xactly, the leader in revenue intelligence solutions, where she oversees finance, accounting, facilities and legal functions. From 2015 to 2017, Ms. Salomon served as Chief Financial Officer at Cherwell Software, a provider of IT management software, and led the company through an aggressive growth phase. From 2013 to 2014, she served as Chief Financial Officer at Marshall & Swift/Boeckh, a software, data and analytics company, and its holding company, Decision Insight Information Group, through their sale to CoreLogic. From 2009 to 2013, Ms. Salomon served as Chief Financial Officer at Ontario Systems (now Finvi), an enterprise software company providing solutions around revenue recovery and accounts receivable

Proxy Statement	12

management. Previously, Ms. Salomon has held senior finance positions at ChoicePoint (now LexisNexis) and Bank of America. Ms. Salomon has more than 30 years of experience leading financial teams at public and privately-held companies. As a seasoned finance executive, Ms. Salomon will help guide the Company’s long-term growth plans and her financial experience was instrumental in her being selected to serve on the Audit Committee.
Kate Swann has been a Director since January 2021. Since 2020, she has served as the Chief Operating Officer at Purpose, a social impact digital agency, recently acquired by Capgemini. At Purpose, Ms. Swann develops growth strategies and business planning to ensure the company maximizes its resources and mobilizes talent for the greatest impact to its community and partners. Prior to joining Purpose, she served as Chief Operating Officer at Blue State Digital, a tech and creative agency that works with mission-driven organizations to build and mobilize communities, best known for its work with the Obama administration, from 2013 to 2020. Earlier in her career, Ms. Swann was the Chief Operating Officer at Frog Design and served in the managing director role at Fry, an e-commerce consulting firm, and Organic, a digital marketing agency. Ms. Swann earned a Bachelor of Arts from Evergreen State College and has a Master’s degree in Performance Studies from New York University. Ms. Swann also serves as a board member at Graham Windham, as well as the Women’s Forum of New York. Ms. Swann has extensive experience managing at growth stage consulting companies and digital agencies. Her expertise in digital marketing and technology provide the Board with valuable insight as the Company continues to execute on its strategy to deliver innovative products and provide best-in-class services to its customers and candidates.

Class I Directors - Term Expiring in 2023
Art Zeile has served as a director and as the President and Chief Executive Officer of the Company since April 10, 2018. In 2008, Mr. Zeile co-founded HOSTING, a cloud computing services company, and served as its Chief Executive Officer from 2008 until 2016. At HOSTING, Mr. Zeile formulated a strategy for a rollup of cloud services companies in the U.S. and focused on managing security and compliance for mission critical web applications. Prior to HOSTING, Mr. Zeile served as CEO of QTC Management Inc., a healthcare technology company, from 2006 to 2007. Prior to that, Mr. Zeile co-founded Inflow Inc., a public data center company, and served as its CEO from 1997 until 2005. Mr. Zeile also previously served in the United States Air Force from 1986 until 1993. Since 2016, Mr. Zeile has served on the board of directors of National Bank Holdings Corporation, a NYSE listed company, and is a member of its Audit and Compensation Committees. He has also served as Chairman of the Board for Element Critical since 2019. Mr. Zeile earned a bachelor’s degree in Astronautical Engineering from the U.S. Air Force Academy and a master’s degree in public policy from Harvard University. Mr. Zeile was appointed to serve on the Board of Directors because his day-to-day leadership as our President and Chief Executive Officer provides him with intimate knowledge of the Company’s business, business strategy and its industry.
Jennifer Deason has been a director since July 2016. Since 2021, Ms. Deason has served as Chairwoman and CEO of Belong Acquisition Corp., a Special Purpose Acquisition Company focused on later-stage technology and technology-enabled growth companies. Prior to launching Belong, from 2019 to 2021, Ms. Deason served as CFO and Chief Business Officer for Flowcode, a leader in creating technology-enabled systems connecting consumers to brands. From 2016 to 2018, Ms. Deason served as Executive Vice President, Head of Corporate Development and Strategy with Sotheby’s, one of the world's largest brokers of fine and decorative art, jewelry, and collectibles. She served as Chief Financial Officer at the Weather Channel, an American pay television channel, from 2014 to 2016, where she worked to reposition the organization from a more traditional TV media company towards a data-focused, mobile-first advertising platform, prior to the sale of the digital and B2B businesses to IBM. She was with Bain Capital, a private investment firm, from 2008 to 2014, where she served as an Executive Vice President and partnered with CEOs and other senior level executives to improve company performance and drive transformations through strategic initiatives and performance management. While at Bain, Ms. Deason served in several interim operating roles such as President, Chief Marketing Officer and Chief Financial Officer and was a board member of several portfolio companies. Ms. Deason holds an MBA from Stanford University and a B.A. from Yale University, and is closely involved in both schools. She serves on the board of directors as well as the audit and strategy committees for MasterCraft Boat Holdings, Inc., is on the Board of Trustees at the Massachusetts Museum of Contemporary Art, serves on the board of directors and audit committee for Concentrix, and serves as a director for Margaux New York LLC. Ms. Deason’s significant experience in financial and other operating roles, as well as her experience in the private equity field, provide helpful perspective to our Board. The Board has also considered Ms. Deason’s prior financial experience, including her work as a Chief Financial Officer, which was instrumental in her being selected to serve as Chairperson of the Audit Committee.
Director Independence
We have determined that Mses. Deason, Salomon and Swann, and Messrs. Schipper, Friedlich, Carnecchia and Windley are independent as such term is defined by the applicable rules and regulations of the NYSE for purposes of serving on our Board. Additionally, each of these directors meets the categorical standards for independence established by our Board, as set forth in our Corporate Governance Guidelines, which are posted on our website.

Proxy Statement	13

Board Leadership Structure
Mr. Zeile became President and Chief Executive Officer and a director of the Company on April 10, 2018 and Mr. Schipper became Chairman of the Board in May 2019 at the Company’s 2019 Annual Meeting. The Board has determined that having an independent director serve as Chairman is in the best interest of the Company’s stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on strategic matters and the management of the Company’s day-to-day operations.
We have independent Board members who bring experience, oversight and expertise from outside the Company and our industry. The Board meets as necessary in executive sessions of the non-management directors.
ESG Initiatives
Our Board oversees the implementation of management’s Environmental, Social and Governance (ESG) initiatives. In 2021, the Company engaged in a program to better understand, improve, and communicate its efforts around our ESG performance. These efforts resulted in a new Sustainability page on the Company’s public website available at https://dhigroupinc.com/Sustainability/default.aspx. The information set forth on our website, including our Sustainability page is not incorporated by reference into, and does not form part of, this Proxy Statement.
Corporate Governance
Required Certifications
The Company has filed with the Securities and Exchange Commission (the “Commission” or the “SEC”), as exhibits to its Annual Report on Form 10-K, the certifications required by its Chief Executive Officer and Chief Financial Officer under Section 302 of the Sarbanes-Oxley Act of 2002. The Company has also timely submitted to the NYSE the Section 303A Annual CEO Certification for 2021, and such certification was submitted without any qualifications.
Committees of the Board
Our Board has a standing Audit Committee, Human Capital Management and Compensation Committee and Nominating and Corporate Governance Committee. The following is a brief description of these committees.
Audit Committee
The current members of the Audit Committee are:
Jennifer Deason (Chairperson)
Scipio (Max) Carnecchia
Elizabeth Salomon

The Audit Committee met eight times during fiscal 2021. Our Audit Committee assists the Board in monitoring the audit of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our audit function and independent registered public accounting firm, our oversight of Company risk, and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee also reviews and approves related-party transactions as required by the rules of the NYSE. The authority and responsibility of the Audit Committee is further set forth in its charter, which is available under the Investors section of our website (http://dhigroupinc.com/investors) and in print to any stockholder who requests a copy from the Corporate Secretary.
Mses. Deason and Salomon and Mr. Carnecchia each qualify as an “audit committee financial expert” under the rules of the Commission implementing Section 407 of the Sarbanes-Oxley Act of 2002. Mses. Deason and Salomon and Mr. Carnecchia meet the independence and the experience requirements of the NYSE and the federal securities laws.
Audit Committee Report
The charter of the Audit Committee, which is available under the Investors section of our website (http://dhigroupinc.com/investors), specifies that the purpose of the Audit Committee is to assist the Board in its oversight of:
•the accounting and financial reporting processes of the Company, including the integrity of the financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others;

Proxy Statement	14

•the Company’s compliance with legal and regulatory requirements;
•the Company’s independent registered public accounting firm’s qualifications and independence;
•the audit of the Company’s financial statements; and
•the performance of the Company’s internal audit function and independent registered public accounting firm, and such other matters as shall be mandated under applicable laws, rules and regulations as well as listing standards of the NYSE.
In carrying out these responsibilities, the Audit Committee, among other things:
•monitors preparation of quarterly and annual financial reports by the Company’s management;
•supervises the relationship between the Company and its independent registered public accounting firm, including having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accounting firm; and
•oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interest and review of the Company’s internal auditing program.

The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the Company’s independent registered public accounting firm, the Company’s internal auditor, the Company’s Chief Financial Officer and the Company’s Chief Legal Officer.
The Audit Committee periodically reviews the performance of the Company’s independent registered public accounting firm to determine if the current firm should be retained.
Management is responsible for the Company’s financial reporting process, including the Company’s internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche LLP, as the Company’s independent registered public accounting firm, is responsible for auditing those financial statements and expressing its opinion as to the fairness of the financial statement presentation in accordance with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review this process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management and the independent registered public accounting firm.
As part of its oversight of the preparation of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2021. During fiscal 2021, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Commission. The Audit Committee also discussed with Deloitte & Touche LLP matters relating to its independence, including a review of audit and non-audit fees. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP that firm’s independence.
In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.
Taking all of these reviews and discussions into account, the undersigned Audit Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the Commission.

Proxy Statement	15

The members of the Audit Committee submitting this report include:
Jennifer Deason (Chairperson)
Scipio (Max) Carnecchia
Elizabeth Salomon
Nominating and Corporate Governance Committee
The current members of the Nominating and Corporate Governance Committee are:
Brian (Skip) Schipper (Chairman)
Jim Friedlich
Kathleen Swann

The Nominating and Corporate Governance Committee met four times in 2021. The Nominating and Corporate Governance Committee selects, or recommends that the Board select, candidates for election to our Board, develops and recommends to the Board corporate governance guidelines that are applicable to us and oversees director and management evaluations. The Nominating and Corporate Governance Committee is charged with setting the agenda for each Board meeting. The Nominating and Corporate Governance Committee also is responsible for working with the CEO to coordinate succession planning for key management positions at the Company, including the CEO position. The authority and responsibility of the Nominating and Corporate Governance Committee is further set forth in its charter, which is available under the Investors section of our website (http://dhigroupinc.com/investors) and in print to any stockholder who requests a copy from the Corporate Secretary.
With respect to director nominees, the Nominating and Corporate Governance Committee (i) identifies individuals qualified to become members of the Board (consistent with criteria approved by the Board), (ii) reviews the qualifications of any such person submitted to be considered as a member of the Board by any stockholder or otherwise, (iii) conducts background checks of individuals the Nominating and Corporate Governance Committee intends to recommend to the Board as director nominees, and (iv) selects, or recommends that the Board select, the director nominees for the next annual meeting of stockholders or to fill in vacancies on the Board. The Nominating and Corporate Governance Committee considers stockholder recommendations of qualified nominees when such recommendations are submitted in accordance with the procedures described in the Company’s by-laws. In identifying and reviewing qualifications of candidates for membership on the Board, the Nominating and Corporate Governance Committee evaluates all factors which it deems appropriate, including the requirements of the Company’s Corporate Governance Guidelines and the other criteria approved by the Board.
Pursuant to the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will seek members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The assessment of candidates for the Board includes an individual’s independence, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. Further, the Committee considers the diversity of members’ professional and personal backgrounds, and will seek those who combine a broad spectrum of experience and expertise with a reputation for integrity. The Nominating and Corporate Governance Committee assesses the effectiveness of its diversity policy set forth in the Corporate Governance Guidelines annually in connection with the nomination of directors for election at the annual meeting of stockholders.
Our Corporate Governance Guidelines provide that no person will be nominated by the Board to serve as a director after he or she has passed his or her 72nd birthday, unless the Nominating and Corporate Governance Committee has recommended to the Board, and the Board has voted, on an annual basis, to waive, or continue to waive, the retirement age of such person as a director as a result of the Committee’s and the Board’s affirmative determination that he or she provides an important and distinctive value in his or her role as a director. The composition of the current Board reflects diversity in business and professional experience, skills, gender, and age.
The Nominating and Corporate Governance Committee focuses on Board refreshment. Since 2014, the Board has identified and retained new Board members who enhance the composition of the Board, as follows: Mr. Schipper joined the Board in February 2014, Mr. Friedlich joined the Board in January 2015, Ms. Deason joined the Board in July 2016, Messrs. Carnecchia and Windley joined the Board in February 2019, Ms. Salomon joined the Board in December 2020, and Ms. Swann joined the Board in January 2021.
Human Capital and Compensation Committee
The current members of the Human Capital and Compensation Committee are:
David Windley (Chairman)
Jim Friedlich
Kathleen Swann

Proxy Statement	16

The Compensation Committee met five times in 2021. The Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors and employees and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Compensation Committee also administers the issuance of awards under our equity incentive plans. The authority and responsibility of the Compensation Committee is further set forth in its charter, which is available under the Investors section of our website (http://dhigroupinc.com/investors) and in print to any stockholder who requests a copy from the Corporate Secretary. For further information on the Compensation Committee’s engagement of a compensation consultant and the role of our executive officers in determining or recommending the amount or form of executive and director compensation, please see the “Compensation Discussion & Analysis—Benchmarking” and “Compensation Discussion & Analysis—Management’s Role in the Compensation-Setting Process” sections below.
Compensation Risks
The Compensation Committee has reviewed the Company’s compensation policies and practices for all employees, including our executive officers, as they relate to risk management practices and risk-taking incentives and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee considers that our compensation programs incorporate several features which promote the creation of long-term value and reduce the likelihood of excessive risk-taking by our employees. These features include: (i) a balanced mix of cash and equity, annual and longer-term incentives, and types of performance metrics, (ii) the ability of the Compensation Committee to exercise discretion to reduce incentive program payouts, (iii) performance targets for incentive compensation that include both objective Company performance targets (such as Revenue and Adjusted EBITDA targets) and individual performance goals, (iv) time-based vesting of equity awards that encourages long-term retention, (v) a claw-back policy, (vi) a bonus plan for the majority of non-executive employees that is capped at an amount equal to a small percentage of each employee’s annual base salary, and (vii) internal controls on commissions paid to employees in the sales division.
It is also our policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive.
Compensation Committee lnterlocks and Insider Participation
None of the members of the Compensation Committee have ever served as an officer or employee of the Company. During 2021, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board or our Compensation Committee.
Corporate Governance Guidelines and Code of Conduct and Ethics
The Board has adopted Corporate Governance Guidelines, which set forth a flexible framework within which the Board, assisted by its committees, directs the affairs of the Company. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board, director independence, stock ownership by directors and compensation of directors, management succession and review, Board committees and selection of new directors. A copy of the Company’s Corporate Governance Guidelines is available under the Investors section of our website (http://dhigroupinc.com/investors) and in print to any stockholder who requests a copy from the Corporate Secretary.
The Company has also adopted a Code of Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. A copy of the Company’s Code of Conduct and Ethics is available under the Investors section of our website (http://dhigroupinc.com/investors) and in print to any stockholder who requests a copy from the Corporate Secretary. If the Company amends or waives the Code of Conduct and Ethics with respect to the directors, Chief Executive Officer, Chief Financial Officer or principal accounting officer, it will post the amendment or waiver at the same location on its website.
Risk Management
The Board has an active role in overseeing the Company’s risk management. The Board regularly reviews information presented by management regarding the Company’s business and operational risks, including relating to security, privacy, credit and liquidity. The Board committees also play an active role in managing the Company’s risk. The Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor, control and manage such exposures. The Audit Committee reviews and discusses at least annually the Company’s Code of Conduct and Ethics and procedures in place to enforce the Code of Conduct and Ethics and, if there were any

Proxy Statement	17

amendment or waiver requests relating to the Company’s code of ethics for the chief executive officer or senior financial officers, would review and make a determination on such requests. In addition, the Audit Committee reviews related party transactions and potential conflicts of interest related thereto. The Compensation Committee reviews the Company’s overall compensation program and its effectiveness at linking executive pay to performance and aligning the interests of our executives and our stockholders. The Nominating and Corporate Governance Committee manages risks associated with director independence. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Hedging Transactions in Company Securities

    Because the Company believes it is improper and inappropriate for any person to engage in short-term or speculative transactions involving the Company’s securities, it is the policy of the Company that directors, officers, and employees of the Company, and their related parties (“Affected Persons”), are prohibited from engaging in any of the following activities with respect to securities of the Company:
1. Purchases of stock of the Company on margin. An Affected Person may pledge Company securities as security for margin accounts.

2. Short sales (i.e., an Affected Person selling stock they do not own and borrowing the shares to make delivery).

3. Buying or selling puts, calls, options, or other derivatives in respect of securities of the Company.

Although the Company discourages speculative hedging transactions, the Company does permit long-term hedging transactions that are designed to protect an Affected Person’s investment in Company securities (i.e., the hedge must be for at least six months and relate to stock or options held by the Affected Person). If an Affected Person wishes to engage in any such transaction, the Affected Person must pre-clear it in accordance with the Company’s pre-clearance procedures.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company has adopted a written Related Person Transaction Policy (the “Policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the Policy, our Audit Committee has overall responsibility for the implementation and compliance with this Policy.
For the purposes of the Policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved by our Board of Directors or Compensation Committee.
Our Policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Policy, our Audit Committee may only approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our Policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.
Our Policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will also make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The table below sets forth, as of March 14, 2022, information with respect to the beneficial ownership of our Common Stock by:

Proxy Statement	18

•each of our directors and each of the executive officers named in the Summary Compensation Table under “Executive Compensation”;
•each person or group who is known to be the beneficial owner of more than 5% of any class or series of our capital stock; and
•all of our directors and executive officers as a group.

The amounts and percentages of Common Stock beneficially owned are reported on the basis of the regulations of the Commission governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owners	Outright Ownership	Unvested Restricted Shares	Total Number of Shares	Percentage of Class
5% Stockholders
Archon Capital Management LLC(1)	3,761,247	—	3,761,247	7.6%
Nantahala Capital Management, LLC(2)	3,726,184	—	3,726,184	7.5%
Dimensional Fund Advisors LP(3)	3,715,195	—	3,715,195	7.5%
Renaissance Technologies LLC(4)	2,821,810	—	2,821,810	5.7%

Directors and Named Executive Officers
Art Zeile(6)(7)	1,550,844	903,238	2,454,082	5.0%
Kevin Bostick(6)(8)	87,407	254,035	341,442	*
Chris Henderson(6)(9)	317,847	368,425	686,272	1.4%
Arie Kanosfky(6)(10)	78,255	184,260	262,515	*
Paul Farnsworth(6)(11)	167,474	222,394	389,868	*
Brian “Skip” Schipper(6)	222,450	36,780	259,230	*
Scipio “Max” Carnecchia(6)	203,227	36,780	240,007	*
Jim Friedlich(6)	211,450	36,780	248,230	*
Jennifer Deason(6)	193,450	36,780	230,230	*
David Windley(6)	86,520	36,780	123,300	*
Elizabeth Salomon(6)	19,550	36,780	56,330	*
Kate Swann(6)	11,223	36,780	48,003	*
All current directors and executive officers as a group (16 persons)	3,890,784	2,702,920	6,593,704	13.3%

*	Less than 1%

(1)Based solely on a Schedule 13G/A filed with the SEC on February 14, 2022. Archon on behalf of Archon Capital Management LLC , Constantinos Christofilis (collectively, “Archon”) has shared voting and dispositive power over 3,761,247 shares of Common Stock. The business address for Archon is 1100 19th Avenue E, Seattle, WA 98112.
(2)Based solely on a Schedule 13G/A filed with the SEC on February 14, 2022. Nantahala Capital Management, LLC on behalf of itself, Wilmot B. Harkey and Daniel Mack (collectively, “Nantahala”) has shared voting and dispositive power over 3,726,184 shares of the Common Stock. The business address for Nantahala is 130 Main St 2nd Floor, New Canaan, CT 06840.
(3)Based solely on a Schedule 13G/A filed with the SEC on February 14, 2022. Dimensional Fund Advisors LP (“Dimensional”) has sole voting and dispositive power over 3,715,195 shares of the Common Stock. The business address for Dimensional is 6300 Bee Cave Road, Austin, TX 78746. Dimensional serves as investment manager or sub-adviser to certain other commingled funds, group trust and separate accounts (“Funds”). All securities reported in Dimensional’s Schedule 13G/A schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(4)Based solely on a Schedule 13G/A filed with the SEC on February 11, 2022. Renaissance Technologies LLC and Reinaissance Technologies Holding Corporation (collectively, “Renaissance”) has sole voting and dispositive power over 2,821,810 shares of Common Stock. The business address for Renaissance is 800 Third Avenue, New York, NY, 10022.

Proxy Statement	19

(5)Based solely on a Schedule 13G filed with the SEC on July 11, 2022. BlackRock, Inc. has sole voting and dispositive power over 768,736 shares of Common Stock. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055
(6)Such person’s business address is c/o DHI Group, Inc., 6465 South Greenwood Plaza, Suite 400, Centennial, Colorado 80111
(7)The total amount excludes shares underlying 200,000 unvested PSUs. Unvested PSUs of 200,000 were granted on 1/25/2022.
(8)The total amount excludes shares underlying 60,000 unvested PSUs. Unvested PSUs of 60,000 were granted on 1/25/2022.
(9)The total amount excludes shares underlying 95,000 unvested PSUs. Unvested PSUs of 95,000 were granted on 1/25/2022.
(10)The total amount excludes shares underlying 50,000 unvested PSUs. Unvested PSUs of 50,000 were granted on 1/25/2022.
(11)The total amount excludes shares underlying 50,000 unvested PSUs. Unvested PSUs of 50,000 were granted on 1/25/2022.

Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth information required by this item as of December 31, 2021 regarding compensation plans under which the Company’s equity securities are authorized for issuance:

	(a)		(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category
Equity compensation plans approved by security holders(1)	1,593,775	(2)	$—	4,131,640
Equity compensation plans not approved by security holders	—		n/a	n/a
Total	1,593,775		$—	4,131,640
(1)Includes the DHI Group, Inc. 2012 Omnibus Equity Award Plan, as amended and restated on March 11, 2020 (the “2012 Equity Plan”) and, for column (c), the Employee Stock Purchase Plan.
(2)Represents performance-based restricted stock units (shown at the actual performance level) granted under the 2012 Equity Plan.

ITEMS TO BE VOTED ON
Proposal 1: Election of Directors
The current term of office of the Company’s Class III Directors expires at the 2022 Annual Meeting. The Board proposes that the following nominees, each of whom are currently serving as directors, be elected for a new term of three years or until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. See “Directors and Corporate Governance—Board Structure—Composition of our Board of Directors,” for a full biography of each nominee.

Brian “Skip” Schipper
Scipio “Max” Carecchia
David Windley
Directors are elected by a majority of the votes cast with respect to a director nominee. For more information regarding voting in director elections, see the sections of the Proxy Statement entitled “Proxy Statement Summary” and “Information Concerning Solicitation and Voting.”
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE PERSONS NOMINATED BY THE BOARD TO SERVE AS DIRECTOR.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP in fiscal 2021 are described below under “Principal Accounting Fees and Services.”

Proxy Statement	20

Deloitte & Touche LLP, an independent registered public accounting firm, has served as the Company’s auditors since the Company’s incorporation in 2005. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.
Stockholder approval is not required for the selection of Deloitte & Touche LLP since the Audit Committee has the responsibility for the selection of auditors. However, the selection is being submitted for approval at the Annual Meeting. In the event the stockholders do not ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal 2022, the selection will be reconsidered by the Audit Committee and the Board. Even if the selection of Deloitte & Touche LLP is ratified by our stockholders, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of a majority in voting power of shares of Common Stock present in person or represented by proxy and entitled to vote is needed to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022.

Policy for Approval of Audit and Permitted Non-Audit Services
The Audit Committee has adopted a policy governing the pre-approval by the Audit Committee of all services, audit and non-audit, to be provided to the Company by its independent registered public accounting firm. Under the policy, the Audit Committee has the sole authority to review in advance and grant pre-approvals of (i) all auditing services to be provided by the Company’s independent registered public accounting firm and (ii) all non-audit services to be provided by such firm. The Audit Committee also has the authority to approve all fees and other terms of engagement and the ability to set a cap on fees for the requisite period. The Audit Committee may delegate its authority to pre-approve services to a designated member of the Audit Committee, so long as the decisions made by such member are ratified by the Audit Committee at a subsequent meeting. Under the policy, the Audit Committee has generally pre-approved the provision by the Company’s independent registered public accounting firm of specific audit, audit related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence.
Principal Accounting Fees and Services
The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) conducted the 2021 and 2020 audits of the Company’s financial statements. Fees billed by the Deloitte Entities to the Company for services provided during the 2021 and 2020 fiscal years were as follows:

	Fiscal 2021	Fiscal 2020
Audit fees(1)	$665,000	$602,500
Audit-related fees	—	—
Tax fees	—	—
All Other fees	—	—
Total fees for services provided	$665,000	$602,500

(1)Audit fees are fees billed by the Deloitte Entities for professional services for the audit of the Company’s annual financial statements and the audit of internal control over financial reporting. Audit fees also include fees billed for professional services for the review of financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the Deloitte Entities in connection with statutory and regulatory filings or engagements.
Proposal 3: Advisory Vote with Respect to the Compensation of our Named Executive Officers
We are committed to strong corporate governance. As part of this commitment, we provide our stockholders with the opportunity to cast an annual “Say-on-Pay” advisory vote on our named executive officer (“NEO”) compensation. In compliance with Section 14A of the Exchange Act of 1934, as amended (the “Exchange Act”) (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are

Proxy Statement	21

submitting to our stockholders for approval a non-binding resolution to ratify NEO compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement.
We believe that both we and our stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This proposal gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the Company’s named executive officer compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in the Proxy Statement for this meeting.”

In considering your vote, you are encouraged to read “Executive Compensation,” the accompanying compensation tables, and the related narrative disclosure. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

We expect that the next Say-on-Pay vote will occur at the 2023 annual meeting of stockholders.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.
Other Matters
As of the mailing date of this Proxy Statement, the Board is not aware of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly be presented at the Annual Meeting. However, if any other matter is properly presented at the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the material elements of our executive compensation programs and policies and discusses the principles and objectives of our decisions with respect to 2021 compensation for our named executive officers (“NEOs”).
In fiscal year 2021, our NEOs were:

Name	Title
Art Zeile	President & Chief Executive Officer
Kevin Bostick	Chief Financial Officer
Chris Henderson	Chief Operating Officer
Arie Kanofsky	Chief Revenue Officer
Paul Farnsworth	Chief Technology Officer

NOTE REGARDING THE USE OF NON-GAAP FINANCIAL MEASURES
This Compensation Discussion and Analysis contains the use of adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, severance and retention costs, income or loss from discontinued operations, and other income or expense (“Adjusted EBITDA”) and Adjusted EBITDA margin. These financial measures are not prepared in accordance with, nor are they an alternative for, generally accepted accounting principles in the United States (“U.S. GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes. The Company has provided the required reconciliations to the most comparable U.S. GAAP measures and other required

Proxy Statement	22

information regarding these measures on pages 46-48 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 11, 2022. See also Appendix A - Information Regarding Non-GAAP Financial Measures.

Executive Summary of Our 2021 Executive Compensation Program
Our executive compensation program is administered by our Compensation Committee, which consists of three independent directors. The Compensation Committee is advised by an independent compensation consultant, as described more fully below. Our primary objectives with respect to executive compensation are to:
•mitigate risk and align the interests of our executive officers with the creation of value for our stockholders;
•provide competitive compensation to attract, retain, motivate and reward highly qualified executive officers;
•create a pay-for-performance culture such that a significant portion of each executive officer’s compensation is contingent on individual and Company performance; and
•ensure a reasonable overall cost of our executive compensation program.
The three primary elements of our 2021 executive compensation program are: (1) base salary, (2) annual performance-based cash bonus and (3) long-term equity incentives.
With respect to equity compensation, in 2021 our NEOs, excluding the CEO, received grants with a mix of 50% performance-based restricted stock units (“PSUs”) and 50% restricted stock. Our CEO received grants of two-thirds PSUs and one-third restricted stock. We believe this combination of PSUs and restricted stock will further align the interests of our executive officers with our stockholders, as well as increase executive retention and motivation.
Business Summary

DHI's primary goals for 2021 were to further establish its brands as leaders in the marketplace and to deliver innovative services to help employers attract technology professionals in a challenging recruiting market and to help technologists advance their careers. DHI’s investments in sales and marketing supported by a dramatically improved Dice product, drove growth in bookings and revenue while ClearanceJobs continued delivery of features that enhanced its status as the leading career marketplace for cleared professionals. Additionally, as the pandemic continued, there was no breakdown in workforce productivity and employees became further engaged in the organization. Key results include:
•Established Dice and ClearanceJobs as the preferred career specialists: ClearanceJobs and Dice advanced career marketplace capabilities in 2021 with a number of products which made for greater connectivity between recruiters and candidates and improved the recruiter workflow process to create more efficiency.
•Best-in-class sales & marketing engine: DHI focused its sales force on refining recently implemented sales processes, methodologies, and forecasting to drive improvements to better address market opportunities and clients' needs. The Company increased its focus on customer success to drive renewal rates with existing customers and implemented an auto-renewal policy which resulted in uninterrupted access to its services for clients. Additionally, Dice launched a brand awareness campaign for the first time in years, delivering over 190 million impressions.
•Return to growth: ClearanceJobs, which began selling directly to the federal government in 2020, continued the momentum by establishing over $1 million in annual recurring revenue from government contracts in 2021. All sales units of Dice strengthened bookings targets.
The following table illustrates the Company’s Revenue, net loss, and Adjusted EBITDA performance during the year ended December 31, 2021 relative to the same period of 2020. Revenues in 2021 increased 8% year over year primarily driven by the product and sales and marketing improvements noted above while revenues for the quarter ended December 31, 2021 increased 25%. Net loss was $29.7 million, a negative margin of 25%, for the year ended December 31, 2021 while net loss for the year ended December 31, 2020 was $30.0 million, a negative margin of 27%. Net loss for the 2021 period was driven by a $29.3 million loss from discontinued operations, net of tax, while the net loss for the 2020 period was driven by impairments of goodwill, intangible assets, and an equity investment of $36.0 million, net of tax. The company increased its investments in both product development and sales and marketing during the 2021 period while Adjusted EBITDA for the 2021 period was $26.2 million, a margin of 22%, representing an increase of 16% from the 2020 period.

Proxy Statement	23

	2021	2020	Change %
	($ in thousands)
Revenues	$119,903	$111,167	8%
Net loss	$(29,742)	$(30,015)	(1)%
Net loss margin	(25)%	(27)%

Adjusted EBITDA	$26,162	$22,634	16%
Adjusted EBITDA Margin	22%	20%

Compensation and Corporate Governance Philosophy
Our compensation philosophy and practices are integral to our objective of being an employer of choice, with competitive pay and benefits. We operate with a pay-for-performance philosophy. Because senior executives have the ability to directly influence our overall performance, a significant portion of their target compensation is variable at-risk pay tied to financial performance, corporate objectives and stock price performance in the form of annual cash and long-term equity incentive awards.
We aim to establish compensation plans that align the performance of our executive officers with our business plan and strategic objectives and promote the interests of stockholders by focusing management on achieving strong short-term (annual) performance in a manner that supports and ensures our long-term success and profitability.
Finally, it is a key objective to ensure that compensation provided to executive officers remains reasonable and responsible, yet competitive, relative to the compensation paid to similarly situated executives at comparable companies. It is essential that our overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, our executive compensation programs are intended to be consistent with our focus on controlling costs.
Long-Term Equity Incentive Program. Our long-term equity incentives program consists of a combination of PSUs and restricted stock. In 2021, we granted a mix of PSUs and restricted stock to our NEOs. We believe the mix of 50% PSUs and 50% restricted stock, except for our CEO, whose mix was two-thirds PSUs and one-third restricted stock, will improve our long-term equity incentive compensation program because PSUs:
•link targeted compensation to the achievement of Company bookings targets;
•typically have a better retentive impact than stock options; and
•provide a direct link to stockholder value creation/preservation.
Equity Ownership Guidelines. Our Board has adopted equity ownership guidelines applicable to our CEO, our other NEOs, and the members of our Board. These guidelines require these officers and directors to achieve target ownership levels under the terms of the guidelines, within the later of five years from March 3, 2015 or five years from the commencement by that person of a position set forth below:

Position	Multiple of Base Salary (as of December 31 of immediately preceding year) or Retainer
Chief Executive Officer	3.0x base salary
Other Executive Officers	1.0x base salary
Members of our Board	3.0x retainer
All officers and directors are in compliance with these guidelines.
Senior Bonus Plan. Our Senior Bonus Plan available for NEOs and other senior executives designed by the Compensation Committee is funded 60% according to the percentage of the Revenue target achieved and 40% according to the percentage of Adjusted EBITDA target achieved, which we believe appropriately aligns funding with our pay-for-performance philosophy.
“Claw-back” Policy. Our Board has adopted a “claw-back” policy. Under and subject to the “claw-back” policy, the Company may seek reimbursement of annual, performance-based cash bonuses made to covered executives, including our NEOs, that were based on achieving certain financial results if the covered executive intentionally and knowingly engaged in

Proxy Statement	24

fraud or misconduct that caused the need for a substantial and material restatement of our financial results for the applicable period if a lower cash incentive payment would have been made to the covered officer based upon the restated financial results. Specifically, compensation subject to the “claw-back” policy is any cash incentive payment made within the three-year period preceding the accounting restatement.
At our 2021 annual meeting, our compensation program for our named executive officers was approved by the holders of approximately 92% of the outstanding shares entitled to vote at the meeting. Thus, the Compensation Committee believes that the results of this “say-on-pay” vote supports its view that the executive compensation program is appropriate, and the Compensation Committee determined not to make any further changes to the overall design of the program.
Advancing Our Compensation Philosophy through Corporate Governance
We have adopted corporate governance practices and policies including those described in “Compensation and Corporate Governance Philosophy,” that our Board believes help to advance our compensation goals, including:

What We Do
•We maintain a completely independent Compensation Committee with an ongoing review process of our compensation philosophy and practices.
•We adhere to a pay-for-performance philosophy and compensation model. A substantial part of our executive compensation is contingent on, and variable with, achievement of objective corporate and individual performance goals and other objective measures of success.
•We split the Chairman and CEO roles. Our Chairman of the Board is an independent director and not an employee.
•We retain an independent compensation advisor reporting to the Compensation Committee. Since 2014, we have engaged Compensia, Inc. (“Compensia”) as our independent compensation consultant as an advisor to provide market research and analysis, advice and guidance on executive compensation.
•We consider stockholder advisory votes and views. Our Compensation Committee considers the voting results of our advisory vote on executive compensation at each annual meeting and also separately seeks to engage our stockholders on corporate governance matters.
•We annually assess our compensation program and have determined that the risks associated with our compensation policies and practices are not reasonably likely to result in a material adverse effect on the Company and our subsidiaries taken as a whole.
What We Don’t Do
•We have a policy under which tax gross-up provisions are not included in employment agreements with new employees or added to existing employment agreements with current employees that do not already contain a tax gross-up provision.
•Generally, we do not provide special benefits to our NEOs such as medical and other types of insurance. However, our NEOs, along with other company executives, are entitled to participate in a Supplemental Disability Plan, and to receive certain separation and change of control-related benefits.
•We do not make loans to executive officers of the Company.
•We do not allow our directors, officers or employees or their related parties to purchase the stock of the Company on margin, enter into short sales or buy or sell derivatives in respect of securities of the Company.
•We do not pay cash dividends on unearned and unvested equity awards held by NEOs or any other equity award holders.

Key 2021 Compensation Decisions
During 2021, along with conducting its normal oversight responsibilities, the Compensation Committee again reviewed the Company’s compensation practices, giving consideration to the Company’s performance and stock market valuation. Using the peer group information and recommendations from Compensia, the Compensation Committee reviewed and confirmed, its policies governing compensation, including plans for base salaries, annual performance-based cash bonuses and long-term equity incentives.
Consistent with our pay-for-performance philosophy, the Company’s compensation program emphasizes variable pay over fixed pay and seeks to balance short- and long-term incentives. The majority of CEO compensation has primarily consisted of variable pay, including cash awarded under our Senior Bonus Plan and equity incentives.

Proxy Statement	25

Fixed pay, primarily consisting of base salary, made up 23% of our CEO’s total compensation in 2021, while variable pay, consisting of equity incentives and an annual performance-based cash bonus, made up 77% of our CEO’s total compensation. Variable pay also reflects a significant component of total compensation for our other NEOs. The chart below shows the percentages of variable compensation versus fixed compensation for our CEO and our other NEOs in 2020 and 2021:

NEO's Total Compensation Mix (excluding CEO)

51%
49%
65%
35%
2020
2021
Fixed (Base Salary + Benefits)
Variable (Cash Bonus + Equity Incentive)

Our CEO’s mix of fixed and variable compensation for 2021 was approximately equivalent to the mix of compensation in 2020.
The increase in variable based compensation in 2021 as compared to 2020 was due to strong DHI performance driving higher bonus and commissions while stock based compensation increased because our CFO did not receive a share grant in 2020, other than 14,408 PSUs related to his employment agreement, based on his hire date in December 2019.

We balance short- and long-term incentives by providing our NEOs with a mix of base salary and annual cash bonus opportunities, which are short-term in nature, and equity incentives, which are long-term in nature. The grant date value of an equity award may not be indicative of its value when it is credited to an NEO upon achievement of future performance metrics, when it is actually released to such NEO or when it may be sold by such NEO.
The Compensation Committee reviewed annual long-term equity incentive market data as provided by Compensia, and after discussion with our CEO (with respect to his direct reports) and approved annual restricted stock grants to the Company’s executive officers. The Compensation Committee reviewed 2021 performance Company-wide and for individual members of senior management and awarded bonuses as more fully described below.
For 2021, the Compensation Committee made the following key compensation-related decisions for the Company’s NEOs:

Proxy Statement	26

Name	Title	2021 Base Salary Increase from 2020	2021 Bonus Plan Funded	2021 Restricted Stock Awards (#)	2021 PSU Awards (#)
Art Zeile	President & Chief Executive Officer	—%	166%	150,000	300,000
Kevin Bostick	Chief Financial Officer	—%	166%	80,000	80,000
Chris Henderson	Chief Operating Officer	—%	166%	100,000	100,000
Arie Kanofsky	Chief Revenue Officer	—%	166%	50,000	50,000
Paul Farnsworth	Chief Technology Officer	—%	166%	70,000	70,000
Due to the impacts of COVID-19 on DHI’s business during 2020 and uncertainty about the impact throughout 2021, the Compensation Committee did not increase the base salaries of our NEOs, as shown above.
The Process of Setting Executive Compensation
The Compensation Committee reviews our executive compensation program throughout the year to:
•evaluate the performance of our NEOs;
•determine annual, performance-based cash bonuses for our NEOs for the prior fiscal year;
•establish the individual and corporate performance objectives for each NEO for the current fiscal year;
•set base salaries for our NEOs for the next fiscal year;
•determine the portion of total compensation that will be contingent, performance-based pay; and
•consider and approve any grants of equity incentive compensation.
Our Compensation Committee also reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Our Compensation Committee engages in an active dialogue with our CEO concerning strategic objectives and performance targets.
Individual performance for all NEOs other than the CEO is assessed by our CEO who then makes recommendations to the Compensation Committee. Irrespective of those recommendations, the Compensation Committee retains full discretion to approve or modify any of the NEO recommendations made by our CEO. The Compensation Committee alone assesses the individual performance of our CEO.
Our Compensation Committee establishes, together with the performance objectives, targeted annual cash compensation levels (and maximum achievable compensation) for each NEO by determining each NEO’s base salary and amount of cash bonus compensation contingent upon achievement of performance targets. In preparing the target amounts, the size of one individual element of compensation does, in some respects, affect the Compensation Committee’s determination of what the targeted amount of other components of compensation should be. For example, each executive’s base pay is used as a basis for calculating a target contribution percentage for purposes of establishing the bonus plan. As a general proposition, the Compensation Committee attempts to determine the overall best mix of fixed and variable compensation. In making this determination, the Compensation Committee is guided by the compensation philosophy described above. The Compensation Committee also considers historical compensation levels, the relative compensation levels among our senior executive officers, the competitive pay practices at our peer companies (as described in more detail below) and the competitive pay practices at other companies using third-party compensation studies and surveys performed by independent organizations. We use these third-party compensation studies as a basis for comparing and setting individual elements of, as well as total, executive compensation for the NEOs because they provide compensation information for companies in our industry and also provide comprehensive compensation information not obtainable from public sources. The Compensation Committee also considers industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels. See “Our Peer Companies.”
We believe that internal pay equity is an important factor to be considered in establishing compensation for our NEOs. The Compensation Committee has not established a policy regarding the ratio of total compensation of the CEO to that of the other officers, but it does review compensation levels to ensure that appropriate pay equity exists, which is determined in the Compensation Committee’s discretion based on our Compensation Committee members’ experience with, and knowledge of, other companies’ practices and the relative performance and criticality of our executives. The Compensation Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if we deem such a policy to be appropriate.

Proxy Statement	27

It is a key objective to ensure that compensation provided to NEOs remains reasonable and responsible yet competitive relative to the compensation paid to similarly situated executives at comparable companies. It is essential that our overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, our executive compensation programs are intended to be consistent with our focus on controlling costs.
In addition to rewarding corporate and individual performance, our compensation program is designed to reward the level of responsibility of, and the position undertaken by, each NEO. Total compensation should generally increase with position and responsibility. As a result, total compensation is higher for individuals with greater responsibility and ability to influence our achievement of targeted results and strategic initiatives. Additionally, as position and responsibility increase, a greater portion of the executive officer’s total compensation is performance-based pay contingent on the achievement of performance-based objectives. In the same way, equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.
Benchmarking
The Compensation Committee does not believe that it is appropriate to establish compensation levels primarily based on benchmarking. While we recognize that our compensation practices must be competitive in the marketplace, such marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. When the Compensation Committee determines whether an NEO should receive an increase in salary, the Compensation Committee sometimes reviews independent compensation studies in order to compare the compensation received by comparable executives in similar-sized companies to ensure that the compensation we award is competitive in the marketplace, as detailed in the section “The Process of Setting Executive Compensation” above. Our compensation consultant conducted a comprehensive review of our compensation programs for executive officers in 2020 to assist in establishing the 2021 executive compensation program. The purpose of these reviews was to assess the design and competitive positioning of our compensation programs and to make recommendations for change, if appropriate, to be implemented as part of our compensation program going forward. For 2021, the Compensation Committee took into account the compensation consultant’s analysis to evaluate and determine the compensation for our NEOs.
Management’s Role in the Compensation-Setting Process
Our CEO plays a significant role in the compensation-setting process. Our CEO evaluates the performance of the other NEOs, recommends business performance targets and objectives for the other NEOs and recommends base salary, bonus levels and stock awards for other executive officers. All recommendations of our CEO are subject to Compensation Committee approval. The Compensation Committee discusses the recommendations with our CEO and then makes its decisions in its sole discretion. Similarly, our CEO’s compensation, performance targets and objectives are discussed among the members of the Compensation Committee, and the Compensation Committee sets our CEO’s compensation.
Our CEO helps the Compensation Committee set its agenda for meetings and participates in committee meetings at the Compensation Committee’s request. Other NEOs also prepare information for each Compensation Committee meeting.
Elements of Executive Compensation
The three primary elements of our executive compensation programs are: (1) base salary, (2) annual performance-based cash bonus and (3) long-term equity incentives:

Proxy Statement	28

Compensation Element	What the Element Rewards	Purpose and Key Features
Base Salary	Qualifications, experience and industry knowledge, quality and effectiveness of leadership, scope of responsibilities, individual goals and objectives and past performance.	Provides competitive level of fixed compensation, with actual salaries determined based on the facts and circumstances of each NEO and competitive market practices.
Annual Performance-Based Cash Bonuses	Achievement of specified performance objectives with a time horizon of one year or less (for 2021, focused on Revenue and Adjusted EBITDA).	Motivate participants to achieve (i) corporate financial performance objectives during the year, and (ii) individual management objectives reviewed and approved by the Compensation Committee.

Performance levels are generally established to incentivize our management to achieve or exceed performance objectives.
Long-Term Equity Incentives	Achievement of objectives designed to enhance long-term stockholder interests and attract, retain, motivate and reward employees over extended periods.

Vesting requirements promote retention of highly-valued members of management, including our NEOs.	Annual awards of restricted stock and PSUs that vest over a period of time and provide an at-risk, variable pay opportunity. Because the ultimate value of these equity awards is directly related to the price of the Company’s Common Stock, and the awards are only saleable over an extended period of time subject to vesting, they serve to focus management on the creation and maintenance of long-term stockholder value.

Long-term equity incentives under our executive compensation plans help align management performance with the interests of our stockholders. Our 2021 program focused on a mix of restricted stock and PSUs for our NEOs.
Base Salary
Base salary provides executives with a base level of regular income. In determining an NEO’s base salary, we consider the executive’s qualifications, experience and industry knowledge, the quality and effectiveness of their leadership at the Company, the scope of their responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, the base salary paid to officers in comparable positions at companies who are reflected in independent studies, internal pay equity and other factors as deemed appropriate. In addition, we consider the other components of executive compensation and the mix of performance pay to total compensation. The Compensation Committee does not apply any specific weighting to these factors.
Annually, the Compensation Committee reviews each executive’s past salary and performance, and general economic conditions in our industry, and decides whether or not to adjust the salary. Adjustments, if any, are implemented effective as of January. Subject to the limitations found in each executive’s employment agreement, the Compensation Committee can increase or decrease an executive’s base salary at its discretion. Due to the global pandemic, the NEOs did not receive increases to base salary in 2021.
The following table sets forth the base salaries for our NEOs as of December 31, 2021 and 2020:

Name	Title	Base Salary for 2021 ($)	Base Salary for 2020 ($)	% Change
Art Zeile	President & Chief Executive Officer	550,000	550,000	—%
Kevin Bostick	Chief Financial Officer	380,000	380,000	—%
Chris Henderson	Chief Operating Officer	360,000	360,000	—%
Arie Kanofsky	Chief Revenue Officer	350,000	350,000	—%
Paul Farnsworth	Chief Technology Officer	320,000	320,000	—%

Senior Bonus Plan
Our Senior Bonus Plan is intended to motivate and reward performance by providing annual, performance-based cash bonuses based on meeting and exceeding annual performance goals. We make annual awards based on an established schedule tied to our overall business performance. We may also make discretionary awards outside of the Senior Bonus Plan based on

Proxy Statement	29

individual performance and impact on our overall performance, but no discretionary awards were made in 2021. We believe this preset approach to bonuses helps us foster teamwork and ensures all executives are working together in the interest of our overall performance, and we believe the opportunity to make additional discretionary awards allows us to recognize executives who substantially contribute to the achievement of our overall business performance.
For the purpose of bonuses, our business performance is measured by the achievement of annual Revenue and Adjusted EBITDA targets. We use these two components because they best reflect our business performance. Both are critical in assessing the success of the business but revenues is currently a more significant driver of stockholder value. Therefore, we have weighted revenues 60% and Adjusted EBITDA 40%. Revenue and Adjusted EBITDA are determined using the foreign exchange rates assumed when the target amounts were determined, therefore eliminating the impact of exchange rate fluctuations.
Bonuses are calculated as a percentage of the executive’s earned base salary, then adjusted by the actual achievement of Revenue and Adjusted EBITDA targets, and they cannot exceed 200%. Target bonuses are earned when Revenue and Adjusted EBITDA targets are met.
In 2021, the target contribution percentage for our NEOs was:

Name	Title	Target Contribution (%)	Target Bonus for 2021 ($)
Art Zeile	President & Chief Executive Officer	100%	$550,000
Kevin Bostick	Chief Financial Officer	60%	$228,000
Chris Henderson[1]	Chief Operating Officer	60%	$216,000
Arie Kanofsky[2]	Chief Revenue Officer	20%	$70,000
Paul Farnsworth	Chief Technology Officer	50%	$160,000
(1)Target bonus for Mr. Henderson increased from 50% to 60% of base salary as of January 1, 2021 due to additional responsibilities as Chief Operating Officer, which includes responsibilities for the product, technology, and ClearanceJobs teams.
(2)Target commission for Mr. Kanofsky was $240,000 for 2021. Commissions are calculated on a monthly basis based on year-to-date actual bookings compared to the year-to-date bookings quota as approved by the Board of Directors in January 2021.

For 2021, the total bonus plan available for the NEOs and other senior executives designated by the Compensation Committee was funded in the following way:
•60% of the total bonus plan was funded according to the percentage of the Revenue target achieved; and
•40% was funded according to the percentage of Adjusted EBITDA target achieved.
For 2021 there was no minimum required funding of our Senior Bonus Plan. For the Revenue target, achievement is measured according to the actual revenue achieved divided by target revenue. For the Adjusted EBITDA target, if Adjusted EBITDA Margin is less than 20% prior to the Senior Bonus, then the bonus related to the target is not earned. If actual results are between an Adjusted EBITDA Margin of 20% prior to the Senior Bonus and an Adjusted EBITDA Margin of 20% after the Senior Bonus, then the bonus related to the target is earned on a pro-rata basis up to 100% at achievement of an Adjusted EBITDA Margin of 20% after the Senior Bonus. If actual results exceed both the Revenue target and the Adjusted EBITDA target, after the Senior Bonus, then the bonus earned will increase by 10% for each 1% of actual Revenue over target not to exceed 200%.
The 2021 Senior Bonus Plan at December 31, 2021 covers participants beyond our NEOs. Our actual and target amounts for Revenue and Adjusted EBITDA for the plan were:

	Actual 2021 Revenue (1)	Target 2021 Revenue	Actual 2021 Adjusted EBITDA Margin (2)	Target 2021 Adjusted EBITDA Margin	2021 Bonus Plan Funded (3)	2021 Bonus Plan Funded (4)
	(dollars in millions)
Senior Bonus Plan	$131.6	$123.5	22%	20%	$4.6	166%
(1)Actual revenue amounts are adjusted to reflect the foreign currency rates used in the Target amounts.
(2)Actual Adjusted EBITDA Margin is computed after the Senior Bonus and is adjusted to reflect the foreign currency rates used in the Target amounts.
(3)Represents total plan funding, including NEOs.

Proxy Statement	30

(4)Bonus achievement exceeded 100% resulting from revenue exceeding target by 6.6% and achievement of the Adjusted EBITDA target.
Our actual Revenues and Adjusted EBITDA results for the bonus plan include the results of discontinued operations during the period of ownership and exceeded our revenue and Adjusted EBITDA targets. Accordingly, we multiplied each executive officer’s targeted base compensation contribution amount by 166%. As a result, the total bonus for the Senior Bonus Plan for 2021 was $4.6 million. The five NEOs, plus 17 other members of senior management participated in the Senior Bonus Plan and were eligible for bonuses out of the plan.
Long-Term Equity Incentives
We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to executives and gains realized by our stockholders, as the value of stock-based compensation is dependent upon long-term appreciation in stock price. Accordingly, we believe long-term equity incentives should be a significant part of the total mix of executive compensation.
For 2021, the Company’s long-term equity incentive program consisted of a combination of restricted stock and PSUs for executive officers. Under our 2012 Equity Plan, all restricted stock grants vest in accordance with the award agreement generally over two to four years. Under the PSU program, performance relative to the achievement of 2021 bookings is measured pro-rata against bookings targets for the year ended December 31, 2021. Bookings represent the value of all contractually committed services in which the contract start date is during the period and will be recognized as revenue within 12 months of the contract start date. For contracts that extend beyond 12 months, the value of those contracts beyond 12 months is recognized as bookings on each annual anniversary of each contract start date valued as the amount of revenue that will be recognized within 12 months of the respective anniversary date. If actual bookings results exceed target, then the PSUs earned will increase by 10% for each 1% of actual bookings over target, not to exceed 200% achievement. Actual achievement of the bookings targets was 200% for such PSU award as of December 31, 2021.
The number of PSUs earned is determined pro-rata based on actual bookings achieved compared to target bookings for 2021. Based on the level of achievement, the earned PSUs will vest at a rate of one-third on each of the first, second, and third anniversaries of the grant date, or if later, the date the Compensation Committee certifies the performance results with respect to the performance period.
For 2021, we used restricted stock and PSUs as long-term incentive vehicles because:
•Restricted stock and PSUs align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership and focus the management team on increasing value for our stockholders;
•Restricted stock grants encourage our executives to hold shares of our Common Stock and incentivize our executives to increase the value of shares of our Common Stock through contributions to long-term performance;
•PSUs link targeted compensation to the achievement of bookings targets;
•Restricted stock and PSUs help to provide a balance to the overall compensation program - while cash bonuses focus on the achievement of annual performance targets, the structure and vesting of restricted stock and PSUs create incentive for increases in stockholder value over a longer term; and
•vesting periods encourage executive retention and the preservation of stockholder value.
In determining the number of restricted shares and/or PSUs to be granted to each NEO for 2021, the Compensation Committee took into account (1) the individual’s position, scope of responsibility and ability to affect Company performance and stockholder value; (2) the Compensation Committee’s evaluation of the NEO’s performance in preceding fiscal years; (3) the extent to which the long-term equity award grant value is competitive with our peer group companies for long-term equity award grants for comparable positions in the Company’s industry; (4) any extraordinary changes that have occurred (such as a significant change in responsibilities or a promotion); and (5) the value and potential value for the executive of the other elements of the Company’s compensation program and the value of restricted stock and PSUs in relation to such other elements of total compensation.
In addition, the Compensation Committee considered the following material factors that have particular relevance to long-term equity grants: (1) the Company-wide equity budget (which is the aggregate grant values of all long-term equity awards available for grant to Company employees, expressed as a percentage of the Company’s market capitalization), which is taken

Proxy Statement	31

into account in determining the relative size of awards granted to the NEOs to ensure there is sufficient value available for grants to the other eligible employees of the Company; and (2) the NEO’s unrealized value from previous grants, including the number of restricted stock and PSUs currently held by him or her and the level of restricted stock and PSUs granted in prior years (with an emphasis on the extent to which outstanding equity grants are still unvested and thus continue to represent substantial retentive value). As with the determinations with respect to other elements of compensation, the Compensation Committee considers all relevant factors taken as a whole in setting the applicable equity grant for the fiscal year. None of these factors were determinative in the Compensation Committee’s decisions, nor was the impact of any one factor determinable.
The Compensation Committee typically approves grants annually at its first quarter meeting, but also makes grants from time-to-time in connection with new hires, promotions, and our top performers. In January 2021, the Compensation Committee approved restricted stock and/or PSU grants to key members of our management team, including our NEOs:

Name	Title	Grant Date	2021 Stock Awards (#)	2021 PSU Awards (#)
Art Zeile	President & Chief Executive Officer	1/26/2021	150,000	300,000
Kevin Bostick	Chief Financial Officer	1/26/2021	80,000	80,000
Chris Henderson	Chief Operating Officer	1/26/2021	100,000	100,000
Arie Kanofsky	Chief Revenue Officer	1/26/2021	50,000	50,000
Paul Farnsworth	Chief Technology Officer	1/26/2021	70,000	70,000
The 2021 Bookings achievement was as follows:

	Actual 2021(1)	Target 2021	2020 Bookings Performance Achievement(2)
	(dollars in millions)
Bookings(3)(4)	$145.9	$129.7	200%

(1)2021 Actual bookings translated using Target translation rates.
(2)PSU achievement was 200% as of December 31, 2021, because actual bookings exceeded the target by over an additional 10%.
(3)Discontinued operations included in actual and target amounts during periods of ownership.
(4)Bookings represent the value of all contractually committed services in which the contract start date is during the period and will be recognized as revenue within 12 months of the contract start date. For contracts that extend beyond 12 months, the value of those contracts beyond 12 months is recognized as bookings on each annual anniversary of each contract start date valued as the amount of revenue that will be recognized within 12 months of the respective anniversary date.

Employee Benefits

The Company also supplements its primary compensation program by providing retirement benefits under a 401(k) plan with a Company matching contribution; and generally available benefit programs, such as life insurance and health care, mental health, fertility benefits and flexible annual leave. Employees are also provided a quarterly work-from-home stipend. In addition, certain executive officers participate in a Supplemental Disability Plan. While these benefit programs are important in attracting and retaining our workforce in a competitive marketplace, the Compensation Committee considers these to be secondary elements of the Company’s executive compensation program because they typically comprise a small percentage of the total compensation of our executive officers, are generally set at levels such that they would not constitute a strong factor in rewarding financial or operational performance, and are not as heavily emphasized in attracting and retaining our executive officers.
Severance and Change-in-Control Arrangements
We believe that companies should provide reasonable severance benefits to executive officers due to the greater level of difficulty they face in finding comparable employment in a short period of time and greater risk of job loss or modification as a result of a change-in-control transaction than other employees. By reducing the risk of job loss or reduction in response, the change-in-control provision helps ensure that our executive officers support potential change-in-control transactions that may be in the best interests of our stockholders, even though the transaction may create uncertainty in their personal employment situation, and are necessary to ensure that our total employment package for them remains market competitive. Each NEO is entitled to receive severance benefits under the terms of his or her individually negotiated employment agreement upon either termination by us without cause or, under certain circumstances for certain of our NEOs, resignation by the executive for good

Proxy Statement	32

reason. For details on our severance and change-in-control arrangements, see “Potential Post-Employment Payments Upon Termination or Change-in-Control.”
Tax Considerations
We generally seek to maximize the deductibility for tax purposes of all elements of compensation. Section 162(m) of the Internal Revenue Code (the “Code”) disallows a tax deduction to public corporations for compensation in excess of $1.0 million paid to our NEOs. The Compensation Committee reviews compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, the Compensation Committee may approve compensation that does not qualify for deductibility when we deem it to be in the Company’s best interest.
Role of Compensation Consultant
Compensia is an independent compensation advisor, with special expertise and extensive experience in our industry, and has no business other than advising boards and management teams on executive compensation issues. The Compensation Committee considered these and other factors required by the SEC and NYSE in selecting Compensia.
In 2021, Compensia worked in collaboration with the Company’s management at the Compensation Committee’s direction to review management’s recommendations to the Compensation Committee and to provide information and guidance to management on the Compensation Committee’s behalf. As the Compensation Committee’s consultant, Compensia provided input directly to the Compensation Committee and attended portions of the Compensation Committee’s meetings, including its executive sessions at which management was not present, as required by the Compensation Committee, and in order to support the Compensation Committee’s independent decision-making. Compensia performed executive compensation services at the request of the Compensation Committee in 2021, for which we paid approximately $75,000.
Our Peer Companies
The Compensation Committee, taking into account the advice of Compensia, identified the following peer group of companies in 2021 based on size and business focus for comparison purposes in determining compensation:

American Virtual Cloud Technologies	Net Element
Asure Software	PFSweb
Benefitfocus	RealNetworks
eGain	ServiceSource International
Information Services Group	Smith Micro Software
Inuvo	Syncrhonoss Technologies
Kaspien Holdings	TheMaven
Limelight Networks	Travelzoo
Marchex	Zix
Mastech Digital
The peer group of companies was selected on the basis of their similarity to the Company in size (as determined by revenue, market capitalization, net income and number of employees), business focus, business strategy and industry. The Compensation Committee reviews the peer group of companies at least annually and makes adjustments to its composition, taking into account changes in both the Company’s business and the businesses of the core peer companies. The companies included in this group may change from year to year depending on various factors, including the acquisition of a referenced company or the identification of other companies that offer more valuable comparative information.
Changes to the peer group from 2020 to 2021 were due to five existing peer companies having been acquired or undergoing acquisition (Leaf Group, Majesco, Synacor, Telenav and The Meet Group), three that were removed due to market capitalization (Brightcove, ChannelAdvisor and Liquity Services), one that was removed due to low revenue (SeaChange International), and one that was removed due to limited disclosure (Pareteum). After a review of the financials of the remaining 2020 peer group, additional companies were ultimately added to the 2021 peer group (American Virtual Cloud Technologies, Information Services Group, Kaspien Holdings, Limelight Networks, Mastech Digital, Net Element, PFSweb, ServiceSource International, TheMaven and Zix). The process of selecting these additional companies included a review of their financial comparability (primarily revenue and market cap), as well as headcount, growth, and business focus.

Proxy Statement	33

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.
Members of the Compensation Committee:
David Windley (Chairman)
Jim Friedlich
Kathleen Swann

Compensation Practices and Risks
The Compensation Committee has discussed the concept of risk as it relates to our compensation program, and the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:
•our use of different types of compensation vehicles provides a balance of long-term and short-term incentives with fixed and variable components;
•we grant equity-based awards with time-based vesting, which encourage participants to look to long-term appreciation in equity values;
•our system of internal control over financial reporting, standards of business conduct and whistleblower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under the features of our 2012 Equity Plan;
•our “claw-back” policy, under which the Company may generally seek reimbursement of cash incentive payments made to covered officers; and
•our stock ownership guidelines for our directors and officers, which requires these directors and officers to achieve target ownership levels under the terms of the guidelines.
The Company’s management reviews the primary elements of our compensation program on an annual basis and reviews the other elements from time-to-time to ensure that compensation levels remain competitive.
Summary Compensation Table
The following table sets forth the total cash and non-cash compensation paid by us or incurred on our behalf to our NEOs during the years ended December 31, 2019, December 31, 2020, and December 31, 2021.

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Art Zeile	2021	590,680	—	1,179,000	912,176	20,966	2,702,822
President &	2020	571,154	—	2,297,750	517,000	20,804	3,406,708
Chief Executive Officer	2019	550,000	—	—	479,579	17,139	1,046,718
Kevin Bostick(6)	2021	419,349	—	419,200	378,138	12,711	1,229,398
Chief Financial Officer	2020	401,923	—	78,812	214,320	12,545	707,600
	2019	—	152,000	300,015	8,170	—	460,185
Chris Henderson	2021	379,704	—	524,000	358,236	10,384	1,272,324
Chief Operating Officer	2020	372,769	—	497,400	169,200	10,223	1,049,592
Arie Kanofsky	2021	386,243	—	262,000	371,630	17,953	1,037,826
Chief Revenue Officer
Paul Farnsworth	2021	335,054	—	366,800	265,360	10,384	977,598
Chief Technology Officer	2020	332,038	—	414,500	150,400	10,223	907,161
	2019	256,346	—	450,800	114,418	5,087	826,651

Proxy Statement	34

(1)Mr. Zeile was hired on April 10, 2018, Mr. Bostick was hired on December 16, 2019, Mr. Henderson was hired on April 29, 2019, Arie Kanofsky was hired on October 23, 2019, and Mr. Farnsworth was hired on February 25, 2019.
(2)Salary for each NEO includes vacation payouts made during the year ended December 31, 2021 as the Company transitioned to a flexible time off policy. Vacation payout included in 2021 salary is $40,680 for Mr. Zeile, $39,349 for Mr. Bostick, $19,704 for Mr. Henderson, $36,243 for Mr. Kanofsky, and $15,054 for Mr. Farnsworth. For the year ended December 31, 2020, salary for each NEO includes an additional bi-weekly payment in 2020 resulting from our U.S. based employees’ bi-weekly pay schedule and timing of such pay dates.
(3)Represents the aggregate grant date fair value of restricted stock and PSUs granted during the year. These amounts do not correspond to the actual value that may be realized by our NEOs for these awards. See Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the assumptions made in determining these values. For the year ended December 31, 2021, on January 26, 2021, assuming performance had been achieved at maximum performance, the grant date fair value of such PSUs would have been: $1,572,000 for Mr. Zeile; $419,200 for Mr. Bostick; $524,000 for Mr. Henderson; $262,000 for Mr. Kanofsky; and $366,800 for Mr. Farnsworth. For the year ended December 31, 2021, actual achievement was 200% for the PSUs. In July 2020, the Compensation Committee modified the performance goals for the 2020 PSUs, and capped achievement at 100% of target. In connection with the modification, achievement of the modified PSUs could not exceed target performance. In accordance with SEC disclosure requirements, the values shown in the Stock Awards column of the Summary Compensation Table above include the grant date fair value of the PSUs as of February 3, 2020 as well as the incremental fair value of the same PSUs, as modified, on July 29, 2020.
(4)Represents awards made pursuant to the Senior Bonus Plan and earned during the year indicated, for Mr. Kanofsky, the amount represents an award of $116,095 pursuant to the Senior Bonus Plan and $255,535 of commissions.
(5)These amounts represent employer contributions to our 401(k) plan, disability, and life insurance premiums paid on behalf of the NEO. Mr. Zeile’s consist of $10,150 of employer contributions to 401(k) plan, $10,582 of disability premiums paid, and $234 of life insurance premiums paid. Mr. Bostick’s consist of $10,150 of employer contributions to 401(k) plan, $2,327 of disability premiums paid, and $234 of life insurance premiums paid. Mr. Henderson’s consist of $10,150 of employer contributions to 401(k) plan and $234 of life insurance premiums paid. Mr. Kanofsky’s consist of $10,150 of employer contributions to 401(k) plan, $7,569 of disability premiums paid, and $234 of life insurance premiums paid. Mr. Farnsworth’s consist of $10,150 of employer contributions to 401(k) plan and $234 of life insurance premiums paid.
(6)In connection with Mr. Bostick’s employment agreement upon being hired in December 2019, he received 44,250 each of restricted shares and PSUs and also pursuant to his employment agreement, received 13,595 PSUs in 2020.
Grants of Plan-Based Awards for Fiscal Year 2021
The following table details grants of plan-based awards to our NEOs during the year ended December 31, 2021:

	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)
			Threshold ($)	Target ($)	Threshold (#)	Target (#)	Maximum (#)
Art Zeile	Restricted Stock	1/26/2021						150,000	393,000	(2)
President & Chief	PSUs	1/26/2021			3,000	300,000	600,000		786,000	(3)
Executive Officer	Senior Bonus Plan		5,500	550,000
Kevin Bostick	Restricted Stock	1/26/2021						80,000	209,600	(2)
Chief Financial	PSUs	1/26/2021			800	80,000	160,000		209,600	(3)
Officer	Senior Bonus Plan		2,280	228,000
Chris Henderson	Restricted Stock	1/26/2021						100,000	262,000	(2)
Chief Operations	PSUs	1/26/2021			1,000	100,000	200,000		262,000	(3)
Officer	Senior Bonus Plan		2,160	216,000
Arie Kanofsky	Restricted Stock	1/26/2021						50,000	131,000	(2)
Chief Revenue	PSUs	1/26/2021			500	50,000	100,000		131,000	(3)
Officer	Senior Bonus Plan		700	70,000
	Commissions		—	240,000						(4)
Paul Farnsworth	Restricted Stock	1/26/2021						70,000	183,400	(2)
Chief Technology	PSUs	1/26/2021			700	70,000	140,000		183,400	(3)
Officer	Senior Bonus Plan		1,600	160,000

Proxy Statement	35

(1)For a description of the material terms of these awards, please see the “Compensation Discussion and Analysis—Elements of Executive Compensation—Senior Bonus Plan & Long-Term Equity Incentives.”
(2)The restricted shares vest in equal installments over three years. We estimated the fair value of restricted shares using the closing price of the Company’s stock on the grant date in accordance with the FASB ASC Topic 718 Stock Compensation. See Notes 2 and 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the assumptions made in determining these values.
(3)The PSUs vest in equal installments over three years. We estimated the fair value of PSUs using the closing price of the Company’s stock on the grant date in accordance with the FASB ASC Topic 718 Stock Compensation. See Notes 2 and 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the assumptions made in determining these values.
(4)The commissions are calculated monthly based on year-to-date actual bookings compared to the year-to-date bookings quota, as approved by the Board in January 2021.
    We have entered into an employment agreement with each of our NEOs. Each agreement contains confidentiality provisions and a representation and warranty that performance of the executive’s employment obligations under the agreement will not cause him or her to breach any non-disclosure agreement by which he or she is bound.
Art Zeile
Effective April 10, 2018, Mr. Zeile became President and Chief Executive Officer of the Company. The employment agreement for Mr. Zeile provides that Mr. Zeile will continue to serve until his employment is terminated by us or by Mr. Zeile, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of twelve-months thereafter.
Mr. Zeile is entitled to receive an annual base salary of $550,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefits policies, is eligible for an annual target bonus of 100% of his base salary. Mr. Zeile participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan.
Kevin Bostick
The employment agreement for Mr. Bostick, our Chief Financial Officer, provides that Mr. Bostick will continue to serve until his employment is terminated by us or by Mr. Bostick, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of nine months thereafter.
Mr. Bostick is entitled to receive an annual base salary of $380,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual target bonus of 60% of his base salary. Mr. Bostick participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan.

Chris Henderson
Mr. Henderson’s employment agreement provides that Mr. Henderson will continue to serve as our Chief Operating Officer, until his employment is terminated by us or by Mr. Henderson, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of nine months thereafter.
Mr. Henderson is entitled to receive an annual base salary of $360,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual target bonus of 60% of his base salary. Mr. Henderson participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan.

Arie Kanofsky
Mr. Kanofsky’s employment agreement provides that Mr. Kanofsky will continue to serve as our Chief Revenue Officer, until his employment is terminated by us or by Mr. Kanofsky, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of nine months thereafter.
Mr. Kanofsky is entitled to receive an annual base salary of $350,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual target bonus of 20% of his base salary and commissions target of $240,000. Commissions are calculated monthly based on year-to-date actual bookings compared to year-to-date bookings quota, as approved by the Board in January 2021. Mr. Kanofsky participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan.

Proxy Statement	36

Paul Farnsworth
Mr. Farnsworth’s employment agreement provides that Mr. Farnsworth will continue to serve as our Chief Technology Officer, until his employment is terminated by us or by Mr. Farnsworth, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of six months thereafter.
Mr. Farnsworth is entitled to receive an annual base salary of $320,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual target bonus of 50% of his base salary. Mr. Farnsworth participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan.

Outstanding Equity Awards as of December 31, 2021

	Stock Awards
	Number of Shares of Stock or Units Not Vested (#)		Market Value of Shares of Stock or Units Not Vested ($)(1)
Name
Art Zeile	218,750	(2)	1,365,000
	110,000	(3)	686,400
	150,000	(4)	936,000
	210,716	(5)	1,314,868
	600,000	(6)	3,744,000

Kevin Bostick	14,750	(7)	92,040
	80,000	(4)	499,200
	10,732	(8)	66,968
	9,063	(5)	56,553
	160,000	(6)	998,400

Chris Henderson	20,000	(9)	124,800
	40,000	(3)	249,600
	100,000	(4)	624,000
	14,554	(10)	90,817
	37,740	(5)	235,498
	200,000	(6)	1,248,000
		(11)
Arie Kanofsky	17,634	(11)	110,036
	50,000	(4)	312,000
	12,832	(12)	80,072
	7,581	(5)	47,305
	100,000	(6)	624,000
		-13
Paul Farnsworth	23,334	(13)	145,604
	33,334	(3)	208,004
	70,000	(4)	436,800
	16,980	(14)	105,955
	31,451	(5)	196,254
	140,000	(6)	873,600

(1)We estimated the market value of restricted stock awards and the earned PSUs using the closing price of the Company’s stock on December 31, 2021.

Proxy Statement	37

(2)The restricted stock vested 25% on April 10, 2019, and 6.25% has vested or will vest on the first day of each succeeding calendar quarter.
(3)The restricted stock will vest 50% on February 3, 2022, and 2023.
(4)The restricted stock will vest 33% on January 26, 2022, 2023, and 2024.
(5)The earned PSUs vest based on of bookings performance against target for the year ended December 31, 2020, provided the recipient remains employed through each vesting date. The PSUs will vest on February 3, 2022 and 2023.
(6)The earned PSUs vest based on the achievement of bookings performance against target for the performance period for the year ended December 31, 2021, provided the recipient remains employed through each vesting date. The Compensation Committee certified the results of bookings performance on January 26, 2022 and these amounts reflect what was actually earned. The earned PSUs held by all the NEOs will vest in three equal annual installments beginning on January 26, 2022.
(7)The restricted stock will fully vest on December 17, 2022.
(8)The earned PSU’s will fully vest on December 17, 2022.
(9)The restricted stock will fully vest on April 29, 2022.
(10)The earned PSUs will fully vest on April 29, 2022.
(11)The restricted stock will fully vest on October 29, 2022.
(12)The earned PSUs will fully vest on October 29, 2022.
(13)The restricted stock will fully vest on February 25, 2022.
(14)The earned PSUs will fully vest on February 15, 2022.
Stock Vested During Fiscal Year 2021

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Art Zeile	779,768	2,862,207
Kevin Bostick	30,013	155,839
Chris Henderson	73,423	198,544
Arie Kanofsky	34,253	152,462
Paul Farnsworth	72,702	203,027
(1)Represents gross shares that vested during 2021. Upon vesting, acquired shares may be net settled to satisfy tax withholding obligations.
CEO Pay Ratio
We identified the median employee for this review by examining the 2021 total cash compensation for all employees, excluding Mr. Zeile, who were employed by us on December 31, 2021. We included all full-time, part-time, and temporary employees and did not make any assumptions, adjustments, or estimates with respect to annual total compensation, and we did not annualize the compensation for any permanent employees who were not employed by us for all of 2021. We determined the total cash compensation of our median employee by taking: (i) salary received in 2021, including over-time and paid time-off, and (ii) 2021 incentive compensation, whether commissions paid, or actual bonus earned, and (iii) value of 2021 equity granted. The Company believes this process yielded an equitable result as it was applied on a consistent basis for each employee. We then ranked the annual total cash compensation of all employees, excluding Mr. Zeile, from lowest to highest to determine the median employee.
Following our review, we determined that for 2021:
•the median employee total compensation: $114,090
•Mr. Zeile, CEO, total compensation: $2,702,822
•Ratio of CEO to Median Employee compensation: 24:1
Based on this information, for 2021, the ratio of the annual total compensation of Mr. Zeile, President and Chief Executive Officer, to the median employee was 24 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules and methods for disclosure.
Potential Post-Employment Payments Upon Termination or Change-in-Control
Equity Award Provisions
According to the terms of our 2012 Equity Plan, if an NEO’s employment is terminated due to death or disability or for any other reason except by us for cause, the unvested portion of their equity awards will expire on the date they are terminated.

Proxy Statement	38

If we terminate any NEO’s employment for cause, the unvested equity awards will terminate on the same date such NEO’s employment is terminated.
In the event of a change of control and prior to the end of the performance period, pursuant to the PSU award agreements, the targets for the PSUs will be prorated to reflect the elapsed time from the beginning of the performance period through the date of the consummation of the change of control. The Company will determine the amount of PSUs earned based on performance through the consummation of the change of control (the “earned CIC PSU”), and the executive will vest in a prorated portion of the earned CIC PSUs based on the number of days that has elapsed since the date of grant, provided that the executive remains employed through the completion of the change of control. The remaining earned CIC PSUs will convert into service-based restricted stock which will vest, without regard to performance, ratably on a monthly basis through the third anniversary of the date of grant, provided that the executive remains employed through each such date. Any PSUs in excess of the earned CIC PSUs will be forfeited.
According to the terms of the 2012 Equity Plan, if an NEO’s employment is terminated by the Company other than for cause (and other than due to death or disability) within 12 months following a change of control, all outstanding equity awards will immediately become vested, and if applicable, exercisable.
Employment Agreements
Effective on February 8, 2022, we entered into employment agreement amendments with Messrs. Bostick, Farnsworth, Henderson, and Kanofsky.
For each of the aforementioned, the amended employment agreements provide that such NEO would be entitled to receive (i) payment of the NEO’s earned but unpaid bonus for a completed fiscal year upon any qualifying termination and (ii) such NEO’s current target bonus amount (or, if higher, the amount of any bonus paid in respect of the calendar year prior to the calendar year of the termination of employment), if such qualifying termination occurs within the one year following a change of control.
The amendments for Messrs. Henderson, Farnsworth and Kanofsky extend their post-employment restriction non-compete and non-solicit periods to twelve (12) months.
Pursuant to the amendment of Mr. Farnsworth’s employment agreement, he is eligible to receive, subject to his execution of a release of claims, (i) nine-months’ base salary (upon a termination by us without cause outside of a change of control) and (ii) 100% of base salary upon a termination by us without cause or a resignation for good reason within twelve-months following a change of control.
All other material provisions of the NEO’s employment agreements remain the same.
No changes were made to the employment agreement with Mr. Zeile.
The employment of each NEO may be terminated by us or by the NEO at any time, with or without cause, subject to the provisions of his or her employment agreement. The termination provisions applicable to each NEO are summarized below:
Art Zeile
If Mr. Zeile’s employment is terminated by us without cause or by him for good reason other than during the period commencing immediately prior to a change of control and ending 12 months after the consummation of such change of control, upon his execution of a release, Mr. Zeile would be entitled to receive (i) a lump-sum severance payment equal to 100% of his then-current annual base salary, (ii) his accrued but unpaid annual bonus, paid at the time that executives are generally paid their annual bonuses and (iii) accelerated vesting with respect to 100% of his outstanding equity-based awards (if any) (provided that performance-based awards will be governed by the terms of the award agreements).
If Mr. Zeile’s employment is terminated by the Company without cause or by him for good reason, in either case, during the period commencing immediately prior to a change of control and ending 12 months after the consummation of such change of control, upon his execution of a release, Mr. Zeile would be entitled to receive (i) a lump-sum severance payment equal to (a) 100% of his then-current annual base salary and (b) then-current bonus target (or, if higher, the amount of any annual bonus paid in respect of the calendar year prior to the calendar year of the termination of employment); (ii) any accrued but unpaid annual bonus, paid at the time that executives are generally paid their annual bonuses and (iii) accelerated vesting with respect to 100% of his outstanding equity-based awards (if any) (provided that performance-based awards will be governed by the terms of the award agreements).
Upon any termination by the Company without cause or by Mr. Zeile for good reason, subject to his execution of a release, Mr. Zeile would be entitled to reimbursement for the cost of COBRA coverage, in excess of the cost of such benefits that active employees are required to pay, for a period of 12 months following termination.
Any severance payments are conditioned on Mr. Zeile’s execution and delivery of a release in a form prepared by us.

Proxy Statement	39

Kevin Bostick
If Mr. Bostick’s employment is terminated by us without cause other than during the period commencing immediately prior to a change of control and ending 12 months after the consummation of such change of control, upon his execution of a release, Mr. Bostick would be entitled to receive (i) a lump-sum severance payment equal to 75% of his then-current annual base salary and (ii) accelerated vesting with respect to his outstanding equity-based awards that have already vested in a majority of such grant at the date of termination (if any) (excluding performance-based awards).
If Mr. Bostick’s employment is terminated by us without cause or by him for good reason, in each case, within 12 months following a change of control, he will be entitled to receive (i) a lump-sum severance payment equal to 100% of his then-current annual base salary, (ii) the amount of his then current bonus target, pro-rated based on time of service during the year and (iii) accelerated vesting with respect to 100% of his outstanding equity-based awards (if any) (in the case of any performance-based awards, 100% of any earned shares or units determined in connection with the change of control).
Upon any termination by the Company without cause or by him for good reason, Mr. Bostick would be entitled to reimbursement for the cost of COBRA coverage, in excess of the cost of such benefits that active employees are required to pay, for a period of 12 months following termination.
Any severance payments are conditioned on Mr. Bostick’s execution and delivery of a release in a form prepared by us.
Chris Henderson
If Mr. Henderson’s employment is terminated by us without cause, other than following a change of control, upon his execution of a release, Mr. Henderson would be entitled to receive (i) a lump-sum severance payment equal to 75% of his then-current annual base salary and (ii) accelerated vesting with respect to his outstanding equity-based awards that have already vested in a majority of such grant at the date of termination (if any).
If Mr. Henderson’s employment is terminated by us without cause or by him for good reason, in each case, following a change of control, he will be entitled to receive (i) a lump-sum severance payment equal to 100% of his then-current annual base salary, (ii) the amount of his then current bonus target, pro-rated based on time of service during the year and (iii) accelerated vesting with respect to 100% of his outstanding equity-based awards (if any).
Upon any termination by the Company without cause or by him for good reason, Mr. Henderson would be entitled to reimbursement for the cost of COBRA coverage, in excess of the cost of such benefits that active employees are required to pay, for a period of 12 months following termination.
Any severance payments are conditioned on Mr. Henderson’s execution and delivery of a release in a form prepared by us.
Arie Kanofsky
If Mr. Kanofsky’s employment is terminated by us without cause, other than following a change of control, upon his execution of a release, Mr. Kanofsky would be entitled to receive (i) a lump-sum severance payment equal to 75% of his then-current annual base salary and (ii) accelerated vesting with respect to his outstanding equity-based awards that have already vested in a majority of such grant at the date of termination (if any).
If Mr. Kanofsky’s employment is terminated by us without cause or by him for good reason, in each case, during the period commencing immediately prior to a change of control and ending twelve-months after the consummation of such change of control, he will be entitled to receive accelerated vesting with respect to 100% of his outstanding equity-based awards (if any).
If Mr. Kanofsky’s employment is terminated by us without cause or by him for good reason, in each case, following a change of control, he will be entitled to receive (i) a lump-sum severance payment equal to 100% of his then-current annual base salary, (ii) the amount of his then current bonus target, pro-rated based on time of service during the year and (iii) accelerated vesting with respect to 100% of his outstanding equity-based awards (if any).
Upon any termination by the Company without cause or by him for good reason, Mr. Kanofsky would be entitled to reimbursement for the cost of COBRA coverage, in excess of the cost of such benefits that active employees are required to pay, for a period of 12 months following termination.
Any severance payments are conditioned on Mr. Kanofsky’s execution and delivery of a release in a form prepared by us.
Paul Farnsworth
If Mr. Farnsworth’s employment is terminated by us without cause, upon execution of a release, Mr. Farnsworth would be entitled to receive a lump-sum severance payment equal to 50% of his then-current annual base salary.

Proxy Statement	40

Upon any termination by the Company without cause or by him for good reason, Mr. Farnsworth would be entitled to reimbursement for the cost of COBRA coverage, in excess of the cost of such benefits that active employees are required to pay, for a period of 12 months following termination.
Any severance payments are conditioned on Mr. Farnsworth’s execution and delivery of a release in a form prepared by us.
Applicable Definitions. For purposes of the employment agreements with our NEOs:
A termination for “cause” under the employment agreements for Messrs. Zeile, Bostick, Henderson, Kanfosky, and Farnsworth generally includes embezzlement; misappropriation of funds of the Company; conviction of a felony; commission of any other act of dishonesty which causes material economic harm to the Company; acts of fraud or deceit which causes material economic harm to the Company; material breach of any provision of an employment agreement; willful failure to substantially perform duties; willful breach of fiduciary duty to the Company involving personal profit; or significant violation of Company policy of which such executive is made aware (or should reasonably be expected to be aware) or other contractual, statutory or common law duties to the Company.
For Mr. Farnsworth, “Good Reason” means (i) a material diminution in the responsibilities, title or authority of the employee; (ii) a material reduction in salary of the employee; or (iii) relocation of the employee to a Company office more than 50 miles from the Company’s office in Centennial, Colorado. “Good Reason” for Messrs. Bostick, Henderson and Kanofsky includes all of the above and (iv) if the employee no longer reports to the Chief Executive Officer.
For Mr. Zeile, “Good Reason” means the occurrence of any of the following without his consent: (i) a material diminution in the responsibilities, title, duties and reporting lines, (ii) a material reduction in salary, incentive compensation and other employee benefits, (iii) relocation to an office more than 40 miles from the principal office at which Mr. Zeile is employed, (iv) any material breach by the Company of the employment agreement or (v) the failure of any successor to assume, in writing, all obligations under the employment agreement.
A “change of control” for these purposes consists of any of the following:
•an acquisition of more than 50% of our voting securities (other than acquisitions from or by us);
•any stockholder-approved transfer or disposition of all or substantially all of our assets;
•any plan of liquidation providing for the distribution of all or substantially all of our assets;
•the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all our assets or the acquisition of assets or stock of another corporation or other business combination, unless following such business combination (1) all or substantially all of the beneficial owners of our securities before the business combination beneficially own more than 60% of the voting securities of the resulting corporation in substantially the same proportions as their ownership before the transaction; (2) no person owns 20% or more of the voting securities of the resulting corporation except to the extent that such ownership existed before the business combination; and (3) the members of our Board of Directors prior to such business combination constitute at least a majority of the Board of Directors of the resulting corporation; or
•a change in the composition of our Board over a period of 36 months or less such that a majority of the Board members cease to be continuing directors.
As noted above, certain NEOs may become entitled to certain severance payments upon termination of employment without cause or by the employee for good reason after a change of control. These severance payments are described more specifically below, but generally include a lump sum payment tied to salary and bonus level and accelerated vesting of equity.
Any NEO who voluntarily resigns for any reason other than for good reason following a change of control will not be entitled to any severance payment or acceleration of the vesting of any unvested equity awards.
Upon any termination by the Company without cause or by the NEO for good reason, each NEO, his or her spouse and eligible dependents will be entitled to continued medical and dental benefits at active-employee rates for a period of 12 months following termination.
Termination Payments
The following table sets forth the payments each of our NEOs would have received if their employment had been terminated by us without cause or, for the CEO, by him for good reason, on December 31, 2021 and there was no change of control.

Proxy Statement	41

Name	Benefit	Amount Payable for Termination Without Cause or, if applicable, Good Reason
Art Zeile(1)	Cash Severance	$550,000
	Medical and Dental Benefits	13,088
	*Restricted Stock Acceleration Value	2,987,400
	*PSU Stock Acceleration Value	—
Kevin Bostick(2)	Cash Severance	285,000
	Medical and Dental Benefits	10,068
	*Restricted Stock Acceleration Value	92,040
	*PSU Stock Acceleration Value	—
Chris Henderson(3)	Cash Severance	270,000
	Medical and Dental Benefits	8,721
	*Restricted Stock Acceleration Value	374,400
	*PSU Stock Acceleration Value	90,817
Arie Kanofsky(4)	Cash Severance	262,500
	Medical and Dental Benefits	13,088
	*Restricted Stock Acceleration Value	110,036
	*PSU Stock Acceleration Value	80,072
Paul Farnsworth(5)	Cash Severance	160,000
	Medical and Dental Benefits	14,279
	*Restricted Stock Acceleration Value	—
	*PSU Stock Acceleration Value	—

*     Restricted stock and PSU acceleration values reflect the value of the applicable number of non-vested shares or units equal to the fair value of the underlying stock as of December 31, 2021.
(1)Under the employment agreement, severance payment includes: (i) lump-sum severance payment equal to 100% of then-current annual base salary, (ii) annual bonus with respect to any completed year not yet paid, based on actual performance (the table above excludes such bonus amounts earned for 2021, the actual amount of $912,176 is reported in the Summary Compensation Table) and (iii) accelerated vesting with respect to 100% of outstanding equity-based awards (provided that performance-based awards will be governed by the terms of the award agreements).
(2)Under the employment agreement, severance payment includes: (i) lump-sum severance payment equal to nine-months of severance pay based on then-current annual base salary and (ii) accelerated vesting with respect to any equity grant that Mr. Bostick has already vested in a majority of such grant at the date of termination (if any) (excluding performance-based awards).
(3)Under the employment agreement, severance payment includes: (i) lump-sum severance payment equal to nine-months of severance pay based on then-current annual base salary and (ii) accelerated vesting with respect to any equity grant that Mr. Henderson has already vested in a majority of such grant at the date of termination (if any).
(4)Under the employment agreement, severance payment includes: (i) lump-sum severance payment equal to nine-months of severance pay based on then-current annual base salary and (ii) accelerated vesting with respect to any equity grant that Mr. Kanofsky has already vested in a majority of such grant at the date of termination (if any).
(5)Under the employment agreement, severance payment includes a lump-sum payment equal to six-months of severance pay based on then-current annual base salary.

Change of Control Termination
The following table sets forth the payments each of our NEOs would have received if, following a change of control, their employment had been terminated by us without cause, or, if applicable, by them for good reason on December 31, 2021.

Proxy Statement	42

Name	Benefit	Amount Payable for Termination Without Cause or for Good Reason
Art Zeile(1)	Cash Severance	$1,222,433
	Medical and Dental Benefits	13,088
	*Restricted Stock Acceleration Value	2,987,400
	**PSU Acceleration Value(6)	5,058,868
Kevin Bostick(2)	Cash Severance	608,000
	Medical and Dental Benefits	10,068
	*Restricted Stock Acceleration Value	591,240
	**PSU Acceleration Value(6)	1,121,923
Chris Henderson(3)	Cash Severance	576,000
	Medical and Dental Benefits	8,721
	*Restricted Stock Acceleration Value	998,400
	**PSU Acceleration Value(6)	1,574,315
Arie Kanofsky(4)	Cash Severance	420,000
	Medical and Dental Benefits	13,088
	*Restricted Stock Acceleration Value	422,036
	**PSU Acceleration Value(6)	751,377
Paul Farnsworth(5)	Cash Severance	160,000
	Medical and Dental Benefits	14,279
	*Restricted Stock Acceleration Value	790,408
	**PSU Acceleration Value(6)	1,175,803

*     Restricted stock acceleration values reflect the value of the non-vested shares equal to the fair value of the underlying stock as of December 31, 2021.
**    As noted above under “Equity Award Provisions”, in the event of a change of control prior to the expiration of the performance period (and without regard to whether there is a termination of employment), our NEOs would vest in a prorated portion of their earned CIC PSUs at the value shown above. Upon a subsequent termination of employment within twelve-months following a change of control, any earned CIC PSUs would fully vest. The PSU acceleration values reflect the value of the non-vested units equal to the fair value of the underlying stock as of December 31, 2021.
(1)Under the employment agreement, enhanced change of control-severance payment includes: (i) lump-sum severance payment equal to (A) 100% of then-current annual base salary and (B) the amount of Mr. Zeile’s then-current bonus target (or if higher, the amount of any annual bonus paid in respect of the calendar year prior to the calendar year of termination of employment), (ii) Mr. Zeile’s annual bonus with respect to any completed year not yet paid, based on actual performance (the table above excludes such bonus amounts earned for 2021, the actual amount of $912,176 is reported in the Summary Compensation Table) and (iii) accelerated vesting upon such termination with respect to 100% of outstanding equity-based awards, including 100% of the earned CIC PSUs.
(2)Under the employment agreement, enhanced change of control-severance payment includes: (i) lump-sum severance payment equal to 100% of then-current annual base salary, (ii) amount of Mr. Bostick’s then-current bonus target, prorated based on the time of service during the year and (iii) accelerated vesting with respect to 100% of unvested outstanding equity-based awards, including 100% of the earned CIC PSUs.
(3)Under the employment agreement, enhanced change of control-severance payment includes: (i) lump-sum severance payment equal to 100% of then-current annual base salary plus (ii) amount of Mr. Henderson’s then-current bonus target, prorated based on the time of service during the year and (iii) accelerated vesting with respect to 100% of unvested outstanding equity-based awards, including 100% of the earned CIC PSUs.
(4)Under the employment agreement, enhanced change of control-severance payment includes: (i) (prior to the change of control and ending twelve-months after the consummation of such change of control) accelerated vesting with respect to 100% of his outstanding equity based awards, including 100% of the earned CIC PSUs; or (ii) (following a change of control) (A) lump-sum severance payment equal to 100% of then-current annual based salary plus (B) the amount of Mr. Kanofsky’s then-current bonus target, prorated based on the time of service during the year and (C) accelerated vesting with respect to 100% of unvested outstanding equity-based awards, including 100% of the earned CIC PSUs.
(5)Mr. Farnsworth receives equity acceleration pursuant to the 2012 Equity Plan and his award agreement documents.
(6)Value of PSUs reflect 200% of the target amount of such award as of December 31, 2021, multiplied by the stock price as of such date.

Board Compensation

Proxy Statement	43

Under the Company’s Corporate Governance Guidelines, non-employee director compensation is determined by the Compensation Committee in accordance with the policies and principles set forth in its charter. Directors who are also employees of the Company receive no additional compensation for service as a director.

		Committee Membership
	Annual Fee	AC	CC	N&CG
Service Fees	$35,000
Chairperson(1)	$35,000	20,000	10,000	7,500
Committee Member		7,500	5,000	2,500
AC - Audit Committee
CC - Compensation Committee
N&CG - Nominating and Corporate Governance Committee
(1) In addition to his service fee as a non-employee director, as Chairperson, Mr. Schipper received $23,558 for the year ended December 31, 2021 for his service as Chairperson of the Board, which represents a pro-rated amount of the Chairperson fee from the date the Board approved the fee through December 31, 2021.
Other than Mr. Zeile, each director received a restricted stock grant with a target value of $110,000 or 36,780 shares in April 2021 for their service on the Board. Ms. Swann received a restricted stock grant of 11,223 shares upon joining the Board in January 2021 representing her service on the Board from January 2021 to April 2021. The restriction on all grants is lifted one year after issuance of the stock if they are still serving on the Board. We estimated the fair value of the award on the grant date using the value of the Company’s stock on the date of the grant.
The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal year 2021. Mr. Zeile did not receive additional compensation for his service as a director.
Director Compensation Table for Fiscal Year 2021

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Brian (Skip) Schipper(2)	66,058	109,972	176,030
Jim Friedlich(2)	42,500	109,972	152,472
Jennifer Deason(2)	55,000	109,972	164,972
Scipio “Max” Carnecchia(2)	42,500	109,972	152,472
David Windley(2)	45,000	109,972	154,972
Elizabeth Salomon(2)	42,500	109,972	152,472
Kathleen Swann(3)	38,958	137,469	176,427
Carol Carpenter(4)	3,542	—	3,542
(1)Represents the aggregate grant date fair value of restricted stock granted during the year in accordance with the FASB ASC Topic 718, Stock Compensation. See Notes 2 and 17 to our consolidated financial statements in our Annual Report on Form 10-K for the assumption made in determining these values. None of the non-employee directors had any outstanding stock options.
(2)On December 31, 2021, non-employee director had 36,780 restricted shares outstanding.
(3)Ms. Swann received pro-rated shares of restricted stock of 11,223 on January 27, 2021 and had 48,003 restricted shares outstanding on December 31, 2021.
(4)Ms. Carpenter resigned from the Board effective January 31, 2021.

OTHER PROCEDURAL MATTERS
Electronic Delivery of Proxy Materials and Annual Report
This Proxy Statement and the Company’s Annual Report on Form 10-K are available on the Investors section of the Company’s website at http://dhigroupinc.com/investors. You can save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a stockholder of record, you may sign up for this service by utilizing the contact information on the accompanying proxy card. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic access of materials. Your consent to

Proxy Statement	44

electronic access will remain in effect until you revoke it. If you choose electronic access, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.
Reduce Duplicate Mailings—Householding
In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street name stockholder”) and share a single address, only one annual report and Proxy Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying annual report may request a copy by contacting the bank, broker or other holder of record or the Company at: DHI Group, Inc., 6465 Greenwood Plaza Blvd., Suite 400, Centennial, Colorado 80111, Attention: Investor Relations, or by calling Investor Relations at (212) 448-4181. Stockholders of record sharing an address who receive multiple copies of proxy materials and wish to receive a single copy of such materials in the future should submit their request to us in the same manner.
Proxy Solicitation Costs
The proxies being solicited under this Proxy Statement are being solicited by the Board of Directors of the Company. All expenses of this solicitation, which are anticipated to be approximately $15,000, will be borne by the Company.
Directors, officers and other employees of the Company may, but without compensation other than their regular compensation and reimbursement of reasonable out-of-pocket expenses, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokers, fiduciaries, custodians and other nominees for their reasonable expenses in forwarding solicitation material to the beneficial owners of our Common Stock held in their names.
Stockholder Communications
Stockholders and interested parties may contact any of the Company’s directors, including the Chairman, the non-management directors as a group, the chairs of any committee of the Board of Directors or any committee of the Board of Directors by writing them as follows:
[Name(s)/Title(s)]
c/o Corporate Secretary
DHI Group, Inc.
6465 Greenwood Plaza Blvd., Suite 400
Centennial, Colorado 80111
Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and will be handled in accordance with procedures established by the Audit Committee with respect to such matters.
Stockholder Proposals for Inclusion in 2023 Proxy Statement
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s Proxy Statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company’s Corporate Secretary at its principal executive office in a timely manner. In order to be included in the Company’s Proxy Statement for the 2023 Annual Meeting, stockholder proposals must be received by the Company in accordance with the timing and other requirements of Rule 14a-8. Therefore, in order to be included in the Company’s Proxy Statement for the 2023 Annual Meeting, stockholder proposals must be received at our principal executive offices no later than November 22, 2022. Any stockholder business may be excluded if the exclusion is permitted by the applicable regulations of the Commission.
Additionally, to comply with the Commission’s universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 27, 2023.
Director Nominations and Other Stockholder Proposals for Presentation at the 2023 Annual Meeting
In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s Proxy Statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the

Proxy Statement	45

anniversary of the date of the prior year’s annual meeting of stockholders and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2023 Annual Meeting, such a proposal must generally be received by the Company on or after December 28, 2022 but no later than January 27, 2023 subject to certain exceptions in the Company’s by-laws. Any stockholder business may be excluded if the notice does not meet the requirements of the advance notice procedures set forth in our by-laws
If a stockholder who has notified the Company of his, her or its intention to present a proposal at the annual meeting does not appear at such annual meeting, the Company need not present the proposal for a vote at such meeting.
The form of proxy and the Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to the Company’s stockholders by its authority. This Proxy Statement is being mailed on or about March 22, 2022.

Art Zeile
President and Chief Executive Officer
March 18, 2022

Proxy Statement	46

APPENDIX A - INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

We have provided certain non-GAAP financial information as additional measures for our operating results. These measures are not in accordance with, or an alternative for, measures in accordance with U.S. GAAP and may be different from similarly titled non-GAAP measures reported by other companies. We believe the presentation of non-GAAP measures, such as Adjusted EBITDA and Adjusted EBITDA margin, provides useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP metrics used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA represents net income plus (to the extent deducted in calculating such net income) interest expense, income tax expense, depreciation and amortization, non-cash stock based compensation, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering or any other offering of securities by the Company, extraordinary or non-recurring non-cash expenses or losses, losses from equity method investments, transaction costs in connection with the credit agreement, deferred revenues written off in connection with acquisition purchase accounting adjustments, severance and retention costs related to dispositions and reorganizations of the Company, and losses related to legal claims and fees that are unusual in nature or infrequent, minus (to the extent included in calculating such net income) non-cash income or gains, including income from equity method investments, interest income, business interruption insurance proceeds, and any income or gain resulting from certain dispositions outside the ordinary course of business, and gains related to legal claims that are unusual in nature or infrequent.

We also consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our Board, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.

We understand that although Adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our liquidity or results as reported under GAAP. Some limitations are:

•Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, management evaluates our liquidity by considering the economic effect of excluded expense items independently, as well as in connection with its analysis of cash flows from operations and through the use of other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analysis.

Proxy Statement	47

Adjusted EBITDA Margin is computed as Adjusted EBITDA divided by Revenues. Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of our financial performance under GAAP and should not be considered as an alternative to revenue, net income (loss), net income margin (loss), operating income, cash provided by operating activities, or any other performance measures derived in accordance with GAAP as a measure of our profitability or liquidity.

A reconciliation of Adjusted EBITDA for the years ended December 31, 2021 and 2020 follows (in thousands):

	Year Ended December 31,
	2021	2020
Reconciliation of Net loss to Adjusted EBITDA:
Net loss	$(29,742)	$(30,015)
Interest expense	748	1,031
Income tax expense (benefit)	(629)	(2,826)
Depreciation	16,344	10,259
Non-cash stock based compensation	7,681	5,764
Income from equity method investment	(190)	—
Impairment of intangible assets	—	15,200
Impairment of goodwill	—	22,607
Impairment of investment	—	2,002
Impairment of right-of-use asset	1,919	—
Gain on investments	(1,198)	(200)
Severance and related costs	1,969	1,194
Loss (income) on discontinued operations, net of tax	29,340	(2,382)
Other	(80)	—
Adjusted EBITDA	$26,162	$22,634

A reconciliation of Net Loss Margin and Adjusted EBITDA Margin for the years ended December 31, 2021 and 2020 follows (in thousands, except percentages):

	Year Ended December 31,
	2021	2020
Revenues	$119,903	$111,167
Net loss	$(29,742)	$(30,015)
Net loss margin	(25)%	(27)%

Adjusted EBITDA	$26,162	$22,634
Adjusted EBITDA Margin	22%	20%

Proxy Statement	48

DHI Group, Inc.

VOTE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.investorvote.com/DHX** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/DHX

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

2022 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A **Proposals — The Board of Directors recommend a vote FOR all the nominees for director listed under Proposal 1, FOR Proposal 2 and FOR Proposal 3.**

+

1. Election of Directors:

	For	Against	Abstain
01 - Brian "Skip" Schipper	☐	☐	☐
02 - Scipio "Max" Carnecchia	☐	☐	☐
03 - David Windley	☐	☐	☐

	For	Against	Abstain
2. To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2022.	☐	☐	☐
3. Advisory vote with respect to the compensation of our named executive officers.	☐	☐	☐

B **Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.**

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1 U P X 5 3 6 0 0 0

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

03LJ0A

Proxy Statement	49

The 2022 Annual Meeting of Shareholders of DHI Group, Inc. will be held on April 27, 2022 at 3:00 P.M. Mountain Time, virtually via the internet at meetnow.global/MN9Y2KX.

To access the virtual meeting you must have the information printed in the shaded bar on the reverse side of this form.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/DHX

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

DHI Group, Inc.

Notice of 2022 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 27, 2022

Brian Campbell, Kevin Bostick, Rachel Ceccarelli, and Jack Connolly or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of DHI Group, Inc. to be held on April 27, 2022 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Proxy Statement	50